                                            Exhibit 10.12
LOAN AND SECURITY AGREEMENT
Borrowers:        MODIV INC., a Maryland corporation (“Holdings”);
MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“OP LP”);
MODIV, LLC, a Delaware limited liability company (“LLC”).
Address:        120 Newport Center Drive, Newport Beach, CA 92660
Date:            March 29, 2021

THIS LOAN AND SECURITY AGREEMENT is entered into on the above date between BANC OF CALIFORNIA, National Association (“Lender”), whose address is 3 MacArthur Place, Santa Ana, CA 92707, and the borrower(s) named above (jointly and severally, the “Borrower”), whose chief executive office is located at the above address (“Borrower’s Address”). The Schedule to this Agreement (the “Schedule”) shall for all purposes be deemed to be a part of this Agreement, and the same is an integral part of this Agreement. Definitions of certain terms used in this Agreement are set forth in Section 8 below.
1.LOANS.
a.Loans. Lender will make loans to Borrower (the “Loans”) as described, and in amounts not to exceed the limits shown (the “Credit Limits”), on the Schedule, subject to the provisions of this Agreement and subject to deduction of such Reserves as Lender deems proper from time to time in its Good Faith Business Judgment.
b.Interest. All Loans and all other monetary Obligations shall bear interest at the interest rate shown on the Schedule. Accrued interest shall be payable monthly for each month on the fifteenth (15th) day of the following month, and shall be debited to Borrower’s Deposit Account maintained with the Lender designated by Borrower (or as selected by Lender in the absence of such a designation). Borrower shall at all times maintain sufficient funds in said Deposit Account to enable payment of all interest and other sums to be so paid to Lender by such debit.
c.Overadvances. If at any time or for any reason any Loan, Loans and/or other monetary Obligations exceeds any applicable Credit Limit (an “Overadvance”), Borrower shall immediately pay the amount of the excess to Lender, without notice or demand. Without limiting Borrower's obligation to repay to Lender the amount of any Overadvance, Borrower agrees to pay Lender interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
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d.Fees. Borrower shall pay Lender the fees shown on the Schedule, which are in addition to all interest and other sums payable to Lender and are not refundable.
e.Loan Requests. To obtain a Loan, Borrower shall make a request to Lender, as further described in the Schedule. Lender may rely on any request for a Loan given by a person whom Lender believes is an Authorized Person (as set forth on the Schedule), and Borrower will indemnify Lender for any loss Lender suffers as a result of that reliance.
1.6    Conditions. The making of the first disbursement of any Loan is subject to the satisfaction of the following conditions precedent: (i) Borrower has executed and delivered to Lender the applicable Note, (ii) all filings have been completed that are necessary or advisable to perfect the security interest of Lender in the PP Collateral, including without limitation filings in the United States Copyright Office and United States Patent and Trademark Office, if required by Lender, (iii) all documents relating to this Agreement have been executed and delivered, (iv) Lender has confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender prior to the date hereof, (v) UCC and other searches deemed necessary by Lender have been completed and the results thereof are satisfactory to Lender, (vi) no Default or Event of Default has occurred and is continuing, (vii) the Collateral Reserve Account has been opened and funded by Borrower, (viii) all other matters relating to the Loans have been completed to Lender’s satisfaction; and in the case of a Purchase Contract Loan, the Borrower has executed and delivered to Lender, in form and substance satisfactory to Lender, a deed of trust or mortgage and assignment of rents on such property, and any other information, instruments or documents required by Lender in connection therewith, as set forth in the Schedule annexed hereto.
1.7    Collateral Reserve Account. Prior to the making of the first Purchase Contract Loan ,Borrower shall have (a) opened and funded the Collateral Reserve Account in an amount of not less than $10,000.00 and (b) executed and delivered to Lender, in form and substance satisfactory to Lender, a security agreement granting to Lender a security interest the Collateral Reserve Account and such other deposit accounts as Lender may require. Borrower hereby grants to Lender a security interest in such account. If at any time Lender determines that the the balance in the Collateral Reserve Account is insufficient, in Lender's judgment, Borrower shall deposit additional funds therein in such amounts as Lender determines.
2.    SECURITY INTEREST. To secure the payment and performance of all of the Obligations when due, each Borrower hereby grants to Lender a security interest in all of the following: all of its right, title and interest of in and to all of the following, whether now owned or hereafter arising or acquired and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (including, without limitation, all Intellectual Property); all Investment Property; all Other Property; and any and all claims, rights and interests in any of the above, and all guaranties and security for any of the above, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, any and all of the above, and all its books relating to any and all of the above.
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All of the property, assets and interests described in the preceding sentence is collectively, the "PP Collateral").
3.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER.
    In order to induce Lender to enter into this Agreement and to make Loans, Borrower represents and warrants to Lender as follows, and Borrower covenants that the following representations will continue to be true in all material respects (except to the extent that such representation or warranty relates to a particular date), and that Borrower will at all times comply with all of the following covenants, throughout the term of this Agreement and until all Obligations have been paid and performed in full:
3.1    Corporate Existence and Authority. Borrower is, and will continue to be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Borrower is and will continue to be qualified and licensed to do business in all jurisdictions in which any failure to do so would reasonably be expected to result in liability on the part of Borrower in excess of $10,000. The execution, delivery and performance by Borrower of this Agreement, and all other documents contemplated hereby (i) have been duly and validly authorized, (ii) are not subject to any consents, which have not been obtained, (iii) are enforceable against Borrower in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally), and (iv) do not violate Borrower’s articles or certificate of incorporation, or Borrower’s by-laws, or any law or any material agreement or instrument, which is binding upon Borrower or its property, and (v) do not constitute grounds for acceleration of any indebtedness or obligations in excess of $50,000 in the aggregate, under any agreement or instrument which is binding upon Borrower or its property.
3.2    Name; Trade Names and Styles. As of the date hereof, the name of Borrower set forth in the heading to this Agreement is its correct name. Listed in the Schedule are all prior names of Borrower and all of Borrower’s present and prior trade names, as of the date hereof. Borrower shall give Lender 30 days' prior written notice before changing its name or doing business under any other name. Borrower has complied, and will in the future comply, in all material respects, with all laws relating to the conduct of business under a fictitious business name.
3.3    Place of Business; Location of Collateral. As of the date hereof, the address set forth in the heading to this Agreement is Borrower's chief executive office. In addition, as of the date hereof, Borrower has places of business and PP Collateral is located only at the locations set forth in the Schedule. Borrower will give Lender at least 20 days prior written notice before opening any additional place of business, changing its chief executive office, or moving any of the PP Collateral to a location other than Borrower’s Address or one of the locations set forth in the Schedule (if any), except that Borrower may maintain sales offices in the ordinary course of business at which not more than a total of $100,000 fair market value of Equipment and Inventory is located.
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3.4    Title to Collateral; Perfection; Permitted Liens.
(i)Each Borrower is now, and will at all times in the future be, the sole owner of all the PP Collateral pledged by it. Borrower’s assets now are and will remain free and clear of any and all Liens and adverse claims, except for Permitted Liens. Lender now has, and will continue to have, a first-priority perfected and enforceable security interest in all of the Collateral, subject only to the Permitted Liens and Permitted Senior Liens, and Borrower will at all times defend Lender and the Collateral against all claims of others.
(ii)Borrower has set forth in the Schedule all of Borrower’s Deposit Accounts as of the date hereof, and Borrower will give Lender five Business Days advance written notice before establishing any new Deposit Accounts and, if any Borrower is establishing any new Deposit Accounts other than at Lender, such Borrower (as applicable) will cause the institution where any such new Deposit Account is maintained to execute and deliver to Lender a control agreement in form sufficient to perfect Lender’s security interest in the Deposit Account and otherwise satisfactory to Lender in its sole discretion. Nothing herein limits any requirements which may be set forth in the Schedule as to where Deposit Accounts will be maintained.
(iii)In the event that any Borrower shall at any time after the date hereof have any commercial tort claims against others, which it is asserting or intends to assert, and in which the potential recovery exceeds $100,000, such Borrower (as applicable) shall promptly notify Lender thereof in writing and provide Lender with such information regarding the same as Lender shall request. Such notification to Lender shall constitute a grant of a security interest in the commercial tort claim and all proceeds thereof to Lender, and such Borrower shall execute and deliver all such documents and take all such actions as Lender shall request in connection therewith.
(iv)None of the PP Collateral now is or will be affixed to any real property in such a manner, or with such intent, as to become a fixture. Borrower is not and will not become a lessee under any real property lease pursuant to which the lessor may obtain any rights in any of the Collateral and no such lease now prohibits, restrains, impairs or will prohibit, restrain or impair such Borrower's right to remove any PP Collateral from the leased premises. Borrower will keep in full force and effect, and will comply with all material terms of, any lease of real property where any of the PP Collateral now or in the future may be located.
(v)Except as disclosed in the Schedule, none of the Borrowers is a party to, nor is it bound by, any license or other agreement that is important for the conduct of such Borrower’s business and that prohibits or otherwise restricts such Borrower from granting a security interest in such Borrowers interest in such license or agreement or any other property of such Borrower important for the conduct of such Borrower’s business.
(vi)Each Borrower is the sole owner of its Intellectual Property, except for non-exclusive licenses granted by it to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each of their Copyrights, Trademarks and Patents is valid and enforceable, and no part of any Borrower's Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to any Borrower that any part of
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such Borrower's Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change.
3.5    Maintenance of Collateral. Each Borrower will maintain its Inventory in good and merchantable condition and maintain all other tangible PP Collateral in good working condition (ordinary wear and tear excepted), and no Borrower will use the PP Collateral for any unlawful purpose. Each Borrower will immediately advise Lender in writing of any loss or damage to its PP Collateral exceeding $100,000.
3.6    Books and Records. Borrower has maintained and will maintain at Borrower’s Address books and records, which are complete and accurate in all material respects, and comprise an accounting system in accordance with GAAP.
3.7    Financial Condition, Statements and Reports. All financial statements now or in the future delivered to Lender have been, and will be, prepared in conformity with GAAP, and now and in the future will fairly present the results of operations and financial condition of Borrower, in accordance with GAAP, at the times and for the periods therein stated (except, as applicable, for non-compliance with FAS 123R in monthly financial statements, and, in the case of interim financial statements, for the lack of footnotes and subject to year-end adjustments). Between the last date covered by any such statement provided to Lender and the date hereof, there has been no Material Adverse Change.
3.8    Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and will timely file, all required tax returns and reports, and Borrower has timely paid, and will timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions now or in the future owed by Borrower. Borrower may, however, defer payment of any contested taxes, provided that Borrower (i) in good faith contests Borrower's obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (ii) notifies Lender in writing of the commencement of, and any material development in, the proceedings, and (iii) posts bonds or takes any other steps required to keep the contested taxes from becoming a Lien upon any of Borrower’s assets. Borrower is unaware of any claims or adjustments proposed for any of Borrower's prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid, and shall continue to pay all amounts necessary to fund all present and future pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not and will not withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency. Borrower shall concurrently execute and deliver to Lender an IRS Form 8821, Tax Information Authorization, and Borrower shall maintain the same in full force and effect throughout the term of this Agreement.
3.9    Compliance with Law.
(a)    Borrower has, to the best of its knowledge, complied, and will in the future comply, in all material respects, with all provisions of all foreign, federal, state and local
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laws and regulations applicable to Borrower, including, but not limited to, those relating to Borrower's ownership of real or personal property, the conduct and licensing of Borrower's business, and all environmental matters, except where the failure to do so would not reasonably be expected to result in liability on the part of Borrower in excess of $100,000. Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, except where the failure to do so would not reasonably be expected to result in liability on the part of Borrower in excess of $100,000.
(b)    Borrower is not in violation and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC or as otherwise published from time to time. No Borrower, nor to the knowledge of Borrower, any director, officer, employee, agent, affiliate or representative thereof, (i) is a Sanctioned Person or a Sanctioned Entity, (ii) has its assets located in a Sanctioned Entity, (iii) derives revenues from investments in, or transactions with a Sanctioned Person or a Sanctioned Entity or (iv) is owned or controlled by a Sanctioned Entity or a Sanctioned Person.
(c)    Borrower is in compliance with, and will continue to comply with, all applicable Anti-Terrorism Laws. Borrower does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any OFAC Sanctions Programs. Borrower is not any of the following (each a “Blocked Person”): (i) a Person that is prohibited pursuant to any of the OFAC Sanctions Programs, including a Person named on OFAC’s list of Specially Designated Nationals and Blocked Persons; (ii) a Person that is owned or controlled by, or that owns or controls any Person described in (i) above; or (iii) a Person with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
(d)    Borrower shall not (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii)    deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224, (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA PATRIOT Act, or any other Anti-Terrorism Law, and the Borrower shall deliver to Lender any certification or other evidence requested from time to time by Lender in its sole discretion, confirming Borrower’s compliance with this Section, (iv) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or the European Union including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (v) engage in any business or activity in violation of the Trading with the Enemy Act.
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3.10    Litigation. Except as otherwise described in Exhibit "A" annexed hereto, as of the date hereof, there is no claim, suit, litigation, proceeding or investigation pending or, to Borrower’s knowledge, threatened against or affecting Borrower in any court or before any governmental agency (or any basis therefor known to Borrower) involving any claim against Borrower of more than $100,000. Borrower will promptly inform Lender in writing of any claim, proceeding, litigation or investigation in the future threatened or instituted against Borrower involving any claim against Borrower of more than $100,000.
3.11    Use of Proceeds. All proceeds of all Nonformula Loans shall be used solely for Borrower’s business operations and working capital. The proceeds of Purchase Contract Loans shall be used (i) for the Initial Advance (as defined in the Schedule) and (ii) thereafter, solely for the acquisition of commercial real estate properties in the ordinary course of business. Borrower is not purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan will be used to purchase or carry any “margin stock” or to extend credit to others for the purpose of purchasing or carrying any “margin stock.”
3.12    Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
4.    ACCOUNTS.
4.1    Accounts. All statements made and all unpaid balances appearing in all invoices, instalments and other documents evidencing Borrower's Accounts are and shall be true and correct in all material respects, and all such invoices, instruments and other documents and all of Borrower's books and records are and shall be genuine and in all material respects what they purport to be. All sales and other transactions underlying or giving rise to each of Borrower’s Accounts shall comply in all material respects with all applicable laws and governmental rules and regulations. All signatures and endorsements on all documents, instruments, and agreements relating to all of Borrower's Accounts are and shall be genuine, and all such documents, instruments and agreements are and shall be legally enforceable in accordance with their terms (except as enforcement may be limited by equitable principles and by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditors' rights generally). After the occurrence and during the continuance of an Event of Default, Lender may, from time to time, verily directly with the respective Account Debtors on Borrower's Accounts the validity, amount and other matters relating to such Accounts, by means of mail, telephone or otherwise, either in the name of Borrower or Lender or such other name as Lender may choose, and Lender or its designee may, at any time, after the occurrence and during the continuance of an Event of Default, notify the holders of Account Debtor Accounts that it has a security interest in such Accounts.
5.    ADDITIONAL DUTIES OF BORROWER.
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5.1    Financial and Other Covenants. Borrower shall at all times comply with the financial and other covenants in the Schedule.
5.2    Insurance. Borrower shall at all times insure its tangible assets and carry such other reasonably acceptable to Lender, as is reasonable and is customary and in accordance with industry and locations, and, without limiting the foregoing, as may be legally required. In the foregoing, Borrower shall at all times insure all of its tangible PP Collateral and carry such other business insurance, with insurers reasonably acceptable to Lender, in such form and amounts as Lender may reasonably require and that are customary and in accordance with standard practices for Borrower's industry and locations. All such insurance policies insuring the PP Collateral shall name Lender as an additional loss payee, and shall endorsement in form reasonably acceptable to Lender and shall name Lender as an additional loss payee, and shall contain a lenders loss payee endorsement form reasonably acceptable to Lender and shall name Lender as additional insured with regard to liability coverage. Upon receipt of the proceeds of any such insurance, Lender shall apply such proceeds in reduction of the Obligations as Lender shall determine in its sole discretion, except that, provided no Default or event of Default has occurred and is continuing, Lender shall release to Borrower insurance proceeds with respect to Equipment totaling less than $50,000, which shall be utilized by Borrower for the replacement of the Equipment when paid. Lender may require reasonable assurance that the insurance proceeds so released will be used. If Borrower fails to provide or pay for any insurance, Lender may, but is not obligated to, obtain the same at Borrower's expense. Borrower shall promptly deliver to Lender copies of all material reports made to insurance companies. At Lender's request, Borrower shall provide evidence of such insurance to Lender.
5.3    Reports. Borrower, at its expense, shall provide Lender with the written reports se other written reports with respect to Borrower as Lender shall from time to time specify in its sole discretion.
5.4    Access to Assets, Books and Records. At reasonable times, and on one Business Days' notice, Lender, or its agents, shall have the right to inspect Borrower’s assets, and the right to audit and copy Borrower's inspections and audits shall be at Borrower’s expense and the charge therefor shall be Lender's then current standard charge for the same, plus reasonable out-of-pocket expenses (including without limitation any additional costs and expenses of outside auditors retained by Lender).
5.5    Single-Purpose Subsidiaries. Within thirty (30) days after the acquisition or formation of a Single-Purpose Subsidiary, cause such Single-Purpose Subsidiary to execute (if applicable) and deliver to Lender, (i) if requested by Lender, appropriate personal property and real property lien searches requested by Lender indicating the Lender's lien priority therein and, in connection with such deliveries, cause to be delivered to Lender, the following, in each case in form and substance satisfactory to Lender (ii) if requested by Lender, a favorable written opinion of counsel satisfactory to Lender as to such matters relating thereto, as Lender may request, (iii) certified copies of the organizational documents, resolutions and incumbency certificates of such Single-Purpose Subsidiary and (iv) such other agreements, instruments, approvals or other documents as Lender may request with respect thereto.
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5.6    Negative Covenants. Except as may be specifically permitted in this Agreement (including the Schedule), Borrower shall not, without Lender's prior written consent (which shall be in Lender's sole discretion), do any of the following:
(1)merge or consolidate with another corporation or entity with another corporation or entity, except that entities comprising Borrower may merge or consolidate with each other, or with its Affiliates, and the Subsidiaries of Borrower may merge into or consolidate with Borrower;
(2)acquire any assets, except in the ordinary course of business,
(3)enter into any other transaction outside the ordinary course of business;
(4)sell or transfer any personal assets, except for (A) the sale of finished Inventory in the ordinary course of Borrower's business, (B) the sale of obsolete Equipment in the ordinary course of business, in an amount not more than $100,000 in any fiscal year, and (C) non-exclusive licenses of Intellectual Property in the ordinary course of business;
(5)store any assets with any warehouseman or other third party, unless there is in place an agreement by such warehouseman or other third party in favor off Lender in such form as Lender shall specify in its sole discretion;
(6)sell any Inventory on a sale-or-return, guaranteed sale, consignment, or other contingent basis;
(7)make any loans of any money or other assets or any other Investments, other than Permitted Investments;
(8)create, incur, assume or permit to be outstanding any Indebtedness other than Permitted Indebtedness.
(9)guarantee or otherwise become liable with respect to the obligations of another party or entity, except for (i) guaranties or indemnities of the obligations of a Single-Purpose Subsidiary of OP LP to such Single-Purpose Subsidiary's mortgage lender, in each case limited to (a) guarantees in an amount of up to 50% of the principal amount of the debt owing to such mortgage lender, (b) damages or loss suffered by such mortgage lender arising from certain customary "carve out" obligations, including, without limitation, the gross negligence or fraud of such Single –Purpose Subsidiary, commission of waste, mechanics' liens, breach of environmental representations, warranties and covenants pertaining to hazardous substances, failure to apply rental income to the operation, failure to pay property taxes or failure to maintain required insurance, and (c) repayment of the mortgage loan if there is an unpermitted change of ownership of any part of the real property owned by the Single-Purpose Subsidiary securing the mortgage loan or in the ownership of the Single-Purpose Subsidiary, if there is a bankruptcy of the Single Purpose Subsidiary, or if such mortgage lender's right to recourse to the mortgaged property is prejudiced by Borrower, the Single –Purpose Subsidiary, or any other party liable for the mortgaged loan, and (ii) customary environmental indemnity agreements by Borrower in
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favor of a mortgage lender to a Single –Purpose Subsidiary of OP LP pertaining to the mortgaged property;
(10)With respect to any property that is purchased by a Single-Purpose Subsidiary using the proceeds of a Purchase Contract Loan, permit any Single-Purpose Subsidiary to (1) convey or transfer any of the property that is the subject of Contingent Deed of Trust, or any interest therein; provided, however, that a Single-Purpose Subsidiary may sell a part of the real property it owns, subject to notifying the Lender prior to closing such sale, which notice may be in the form of said property being shown as a pending sale in the quarterly Portfolio Status Report, (2) incur, create, assume, suffer or permit to exist any mortgage, deed of trust, security agreement, assignment, lien, pledge or security interest on any property that is the subject of a Contingent Deed of Trust, other than in connection with Permitted Senior Indebtedness, or (3) otherwise encumber any property that is the subject of a Contingent Deed of Trust, other than in connection with Permitted Senior Indebtedness or which is the subject of a Contingent Deed of Trust hereunder; provided, however, cash-out refinancing of any such property will be permitted if (x) no Default or Event of Default then exists and (y) such proposed cash-out refinancing has been reviewed and approved by Lender, in Lender's reasonable discretion, after Lender is provided with and reviews such documents and information in connection therewith as Lender requires;
(11)With respect to any property that is now owned as of the date of this Agreement by a Single-Purpose Subsidiary, or owned in the future by a Single-Purpose Subsidiary, permit any Single-Purpose Subsidiary to (1) convey or transfer any of the property that is the subject of Contingent Deed of Trust, or any interest therein, (2) incur, create, assume, suffer or permit to exist any mortgage, deed of trust, security agreement, assignment, lien, pledge or security interest on any property that is the subject of a Contingent Deed of Trust, other than in connection with Permitted Senior Indebtedness, or (3) otherwise encumber any property that is the subject of a Contingent Deed of Trust, other than in connection with Permitted Senior Indebtedness or which is the subject of a Contingent Deed of Trust hereunder, provided, however, cash-out refinancing of any such property will be permitted if reviewed and approved by Lender, in Lender's reasonable discretion, after Lender is provided with and reviews such documentation and information in connection therewith as Lender requires;
(12)redeem, retire, purchase or otherwise acquire, directly or indirectly, any of Borrower's stock or other equity, provided, however, that if Borrower is not then in violation of any covenant contained herein (including, without limitation, the Fixed Charge Coverage Ratio), Borrower may redeem stock on a quarterly basis in an amount not to exceed 5% of the then current REIT Net Asset Value, plus any proceeds from sales of new equity securities (including purchases pursuant to Borrower's distribution reinvestment plan) since the beginning of a current calendar quarter, less repurchase proceeds paid since the beginning of the current calendar quarter;
(13)engage, directly or indirectly, in any business other than the businesses currently engaged in by Borrower or reasonably related thereto, or become an “investment company” within the meaning of the Investment Company Act of 1940;
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(14)directly or indirectly enter into, or permit to exist, any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, and are on fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or
(15)reincorporate or reorganize in another state;
(16)change its fiscal year;
(17)create a Subsidiary except for Single-Purpose Subsidiaries (as defined in the Schedule) created in the ordinary course of business;
(18)dissolve or elect to dissolve; or
(19)agree to do any of the foregoing, unless such agreement provides that it is subject to prior written consent of the Lender.
Notwithstanding anything to the contrary contained herein, any partial sale of real property owned by a Single-Purpose Subsidiary, or any sale of any equity interest in any Single-Purpose Subsidiary shall be subject to: (a) the satisfaction of the Partial Sale Requirements, and (b) OP LP shall retain an ownership interest in such Single-Purpose Subsidiary of not less than 51%.
Transactions permitted by the foregoing provisions of this Section are only permitted if no Default or Event of Default has occurred and is continuing, or would occur as a result of such transaction.
5.7    Litigation Cooperation. Should any third-party suit or proceeding be instituted by or against Lender with respect to any Collateral or relating to Borrower, Borrower shall, without expense to Lender, make available Borrower and its officers, employees and agents and Borrower's books and records, to the extent that Lender may deem them reasonably necessary in order to prosecute or defend any such suit or proceeding.
5.8    Notification of Changes. Borrower will give Lender written notice of any change in its executive officers within ten days after the date of such change.
5.9    Registration of Borrower's Intellectual Property Rights.
(a)    Each Borrower shall promptly give Lender written notice of any applications or registrations it files or obtains with respect to Intellectual Property filed with the United States Patent and Trademark Office or the United States Copyright Office, including the date of any such filing and the registration or application number, if any, and shall execute and deliver such documents and take such actions as are reasonably necessary or advisable in Lender's sole discretion to perfect or reflect of record Lender’s security interest in the same, and to file the same in the United States Patent and Trademark Office or the United States Copyright Office, as the case may be,
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(b)    Borrower shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of Borrower's Intellectual Property that is material to Borrower, (ii) detect infringements of any material Intellectual Property of Borrower, and (iii) not allow any material Intellectual Property of Borrower to be abandoned, forfeited or dedicated to the public without the written consent of Lender, which shall not be unreasonably withheld.
(c)    Lender shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 5.9 to take but which Borrower fails to take, after fifteen days' notice to Borrower. Borrower shall reimburse and indemnify Lender for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.
5.10    Operating Account and Cash Management Services. Borrower shall maintain its primary operating deposit account and cash management services with Lender.
5.11    Further Assurances. Borrower agrees, at its expense, on request by Lender, to execute all documents and take all actions, as Lender, may, in its sole discretion, deem necessary or useful in order to perfect and maintain Lender's perfected first-priority security interest in the PP Collateral (subject only to Permitted Liens), and in order to fully consummate the transactions contemplated by this Agreement.
5.12    Preferred Shares. Subject to the requirement that Holdings maintain no less than 70% of the ownership of OP LP at all times, Holdings may issue preferred shares of its stock, provided, however, that all such preferred shares are subordinate to Lender's Loans hereunder.
6.    TERM.
6.1    Maturity Date. This Agreement shall continue in effect until the maturity date set forth on the Schedule (the "Maturity Date”), subject to Sections 6.2 and 6.3 below.
6.2    Early Termination. This Agreement may be terminated prior to the Maturity Date as follows: (i) by Borrower, effective 20 days after written notice of termination is given to Lender; or (ii) by Lender at any time after the occurrence and during the continuance of an Event of Default, without notice, effective immediately.
6.3    Payment of Obligations. On the Maturity Date or on any earlier effective date of termination, Borrower shall pay and perform in full all Obligations, whether evidenced by installment notes or otherwise, and whether or not all or any part of such Obligations are otherwise then due and payable. Notwithstanding any termination of this Agreement, all of Lender's security interests in all of the Collateral and all of the terms and provisions of this Agreement shall continue in full force and effect until all Obligations have been paid and performed in full; provided that Lender may, in its sole discretion, refuse to make any further Loans after termination. No termination shall in any way affect or impair any right or remedy of Lender, nor shall any such termination relieve Borrower of any Obligation to Lender, until all of the Obligations have been paid and performed in full. Lender shall, at Borrower’s expense, release or terminate all financing statements and other filings in favor of Lender as may be
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required to fully terminate Lender's security interests, provided that there are no suits, actions, proceedings or claims pending or threatened against any Person indemnified by Borrower under this agreement with respect to which indemnity has been or may be sought, upon Lender’s receipt of the following, in form and content reasonably satisfactory to Lender: (i) cash payment in full of all of the Obligations and performance by Borrower of all non-monetary Obligations under this Agreement, (ii) written confirmation by Borrower that the commitment of Lender to make Loans, under this Agreement has terminated, (iii) a general release of all claims against Lender, its officers, directors, agents, attorneys and Affiliates by Borrower relating to Lender's performance and obligation under the Loan Documents, on Lenders standard form, and (iv) an agreement by Borrower to indemnify Lender for any payments received by Lender that are applied to the Obligations that may subsequently be returned or otherwise not paid for any reason.
6.4    Co-Terminus. Upon the payment of the indebtedness owing to Lender under the Purchase Contract Facility and/or the Nonformula Loan Facility for any reason, including, without limitation, at the request of Borrower pursuant to a prepayment or refinance, Lender declining to renew or extend this Agreement, payment resulting from the exercise of remedies by Lender against Borrower provided for in this Agreement or any other documents relating to this Agreement, Lender may, at its sole discretion, declare all Loans made pursuant to the terms of this Agreement all due and payable and require Borrower to immediately repay the entire balance of all of the Loans, together with any interest and any fees (including, without limitation, any prepayment fees) and other amounts due under this Agreement, and not grant any further credit under this Agreement.
7.    EVENTS OF DEFAULT AND REMEDIES.
7.1    Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement, and Borrower shall give Lender immediate written notice thereof:
(a)    Any warranty, representation, statement, report or certificate made or delivered to Lender by Borrower or any way of Borrower's officers, employees or agents, now or in the future, shall be untrue or misleading or deemed to be made; or
(b)    Borrower shall fail to pay when due any Loan or any amount due under either of the Notes or any interest thereon or any other monetary Obligation and fails to cure such failure within 5 days of the date when due; or
(c)    the Loans and other Obligations outstanding at any time shall exceed any applicable Credit Limit; or
(d)    Borrower shall fail to comply with any non-monetary Obligation (i) which by its nature cannot be cured or (ii) which by its nature can be cured but is similar to an Obligation with respect to which Lender has given Borrower notice of failure of compliance within the preceding 12 months; or
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(e)    Borrower shall fail to perform any other non-monetary Obligation, and as to any such failure that can be cured, shall fail to cure such failure within 30 days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof or any officer of Borrower becomes aware thereof; provided, however, that if such failure cannot by its nature be cured within the 30 day period or cannot after diligent attempts by Borrower be cured within such 30 day period, and such failure is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 60 days) to attempt to cure such failure, and within such reasonable time period the failure to have cured such failure shall not be deemed an Event of Default but no Loans will be made; or
(f)    (i) any PP Collateral or any material assets consisting of personal property becomes subject to any Lien (other than a Permitted Lien) which is not cured with ten Business Days after the occurrence of the same; or (ii) any real property acquired with the proceeds of any Purchase Contract Loan becomes subject to any Lien other than a Permitted Senior Lien;
(vii)any Collateral or any material assets are attached, seized, subjected to a writ or distress warrant, or is levied upon, and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten Business Days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a Lien on any of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or government agency;
(viii)any default or event of default occurs under any obligation secured by a Permitted Lien, which is not cured within any applicable cure period or waived in writing by the holder of the Permitted Lien; or
(ix)a default or event of default shall occur under any documents or agreements evidencing or relating to any Permitted Indebtedness which is not cured within any applicable cure period.
(x)Borrower breaches any material contract or obligation, which has resulted or may reasonably to be expected to result in a Material Adverse Change; or
(xi)a final, judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $250,000 shall be rendered against Borrower, and the same remain unsatisfied and unstayed for a period of 10 Business Days or more; or
(xii)Dissolution, termination of existence, temporary or permanent suspension of business, insolvency or business failure of Borrower; or appointment of a receiver, trustee or custodian, for all or any part of the property of, assignments for the benefit of creditors by, or the commencement of any Insolvency Proceeding by Borrower; or
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(xiii)the commencement of any Insolvency Proceeding against Borrower or any Guarantor, which is not cured by the dismissal thereof within 45 days after the date commenced; or
(xiv)revocation or termination of, or limitation or denial of liability upon, or default under, any guaranty of the Obligations or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by any Guarantor, or death of any Guarantor; or
(xv)revocation or termination of, or limitation or denial of liability upon, or default under, any pledge of any certificate of deposit, securities or other property or asset of any kind pledged by any third party to secure any and all of the Obligations, or any attempt to do any of the foregoing, or commencement of any Insolvency Proceeding by or against any such third party;
(xvi)Borrower makes any payment on account of any Subordinated Debt, other than as permitted in the applicable subordination agreement, or if any Person who has subordinated such indebtedness or obligations terminates or in any way limits its subordination agreement; or
(xvii)a Change in Control shall occur; or
(xviii)Intentionally deleted; or
(xix)Borrower shall generally not pay its debts as they become due, or Borrower shall conceal, remove or transfer any part of its property, with intent to hinder, delay or defraud its creditors, or make or suffer any transfer of any of its property which may be fraudulent under any bankruptcy, fraudulent conveyance or similar law; or
(xx)Any director or officer is indicted for a felony offense under state or federal law and, as to a director or an officer, such director of officer is not terminated by Borrower within thirty (30) days after Borrower has actual knowledge of such indictment, or Borrower hires an officer or has a director who has been convicted of any such felony offense; or
(xxi)a Material Adverse Change shall occur.
Lender may cease making any Loans hereunder during any of the above cure periods, and thereafter if an Event of Default has occurred and is continuing.
7.2    Remedies. Upon the occurrence and during the continuance of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower), may do any one or more of the following: (a) Cease making Loans or otherwise extending credit to Borrower under this Agreement or any other Loan Document; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation (except that all Obligations shall be automatically accelerated and due and payable upon the commencement of any Insolvency Proceeding by Borrower or any Event of Default under
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Section 7.1(m)); (c) Take possession of any or all of the PP Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of Borrower's premises without interference to search for, take possession of, keep, store, or remove any of the PP Collateral, and remain on the premises or cause a custodian to remain on the premises in exclusive control thereof, without charge for so long as Lender deems it necessary, in its sole discretion, in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any of the PP Collateral by court process, Borrower hereby irrevocably waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of, and not dispose of, any such PP Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the PP Collateral and make it available to Lender at places designated by Lender which are reasonably convenient to Lender and Borrower, and to remove the PP Collateral to such locations as Lender may deem advisable; (e) Complete the processing, manufacturing or repair of any PP Collateral prior to a disposition thereof and, for such purpose and for the purpose of removal, Lender shall have the right to use Borrower's premises, vehicles, hoists, lifts, cranes, and other Equipment and all other property without charge; (f) Sell, lease or otherwise dispose of any of the PP Collateral, in its condition at the time Lender obtains possession of it or after further manufacturing, processing or repair, at one or more public and/or private sales, in lots or in bulk, for cash, exchange or other property, or on credit, and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower's premises without charge, for such time or times as Lender deems reasonable, or on Lender's premises, or elsewhere and the PP Collateral need not be located at the place of disposition. Lender may directly or through any Affiliate purchase or lease any PP Collateral at any such public disposition, and if permissible under applicable law, at any private disposition. Any sale or other disposition of PP Collateral shall not relieve Borrower of any liability Borrower may have if any PP Collateral is defective as to title or physical condition or otherwise at the time of sale; (g) demand payment of, and collect any Accounts and General Intangibles comprising PP Collateral and, in connection therewith, Borrower irrevocably authorizes Lender to endorse or sign Borrower's name on all collections, receipts, instruments and other documents, to take possession of and open mail addressed to Borrower and remove therefrom payments made with respect to any item of the PP Collateral or proceeds thereof, and, in Lender's sole discretion, to grant extensions of time to pay, compromise claims and settle Accounts and the like for less than face value; (h) demand and receive possession of any of Borrower's federal and state income tax returns and the books and records utilized in the preparation thereof or referring thereto; and (i) set off any of the Obligations against any general, special or other Deposit Accounts of Borrower maintained with Lender. All reasonable attorneys' fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. Without limiting any of Lender's rights and remedies, from and after the occurrence and during the continuance of any Event of Default, the interest rate applicable to the Obligations shall be increased by an additional six percent (6.00%) per annum (the “Default Rate”).
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7.3    Standards for Determining Commercial Reasonableness. Borrower and Lender agree that a sale or other disposition (collectively, “Sale”) of any PP Collateral which complies with the following standards will conclusively be deemed to be commercially reasonable: (i) notice of the Sale is given to Borrower at least ten days prior to the Sale, and, in the case of a public Sale, notice of the Sale is published at least five days before the date of the Sale in a newspaper of general circulation in the county where the Sale is to be conducted; (ii) notice of the Sale describes the PP Collateral in general, non-specific terms; (iii) the Sale is conducted at a place designated by Lender, with or without the PP Collateral being present; (iv) the Sale commences at any time between 8:00 a.m. and 6:00 p.m. Pacific time; (v) payment of the purchase price in cash or by cashier’s check or wire transfer is required; (vi) with respect to any Sale of any of the PP Collateral, Lender may (but is not obligated to) direct any prospective purchaser to ascertain directly from Borrower any and all information concerning the same. Lender shall be free to employ other methods of noticing and selling the PP Collateral, in its discretion, if they are commercially reasonable.
7.4    Investment Property. If an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, and distributions with respect to, Investment Property in trust for Lender, and shall deliver all such payments, proceeds and distributions to Lender, immediately upon receipt, in their original form, duly endorsed, to be applied to the Obligations in such order as Lender shall determine. Borrower recognizes that Lender may be unable to make a public sale of any or all of the Investment Property, by reason of prohibitions contained in applicable securities laws or otherwise, and expressly agrees that a private sale to a restricted group of purchasers for investment and not with a view to any distribution thereof shall be considered a commercially reasonable sale thereof.
7.5    Power of Attorney. Upon the occurrence and during the continuance of any Event of Default, without limiting Lender’s other rights and remedies, Borrower grants to Lender an irrevocable power of attorney coupled with an interest, authorizing and permitting Lender (acting through any of its employees, attorneys or agents) at any time, at its option, but without obligation, with or without notice to Borrower, and at Borrower's expense, to do any or all of the following, in Borrower's name or otherwise, but Lender agrees that if it exercises any right hereunder, it commercially reasonable manner: (a) execute on behalf of any Borrower any documents that Lender may, in its sole discretion, deem advisable in order to perfect and maintain Lender's security interest in the PP Collateral, or in order to exercise a right of Borrower or Lender, or in order to fully consummate all the transactions contemplated under this Agreement, and all other Loan Documents; (b) execute on behalf of any Borrower, any invoices relating to any Account thereof, any draft against any Account Debtor thereof and any notice to any Account Debtor of claim in bankruptcy, any Notice of Lien, claim of mechanic's, materialman's or other Lien, or assignment or satisfaction of mechanic's, materialman's or other Lien; (c) take control in any manner of any cash or non-cash items of payment or proceeds of PP Collateral; endorse the name of the applicable Borrower upon any instruments, or documents, evidence of payment PP Collateral thereof that may come into Lender's possession; (d) endorse on behalf of the applicable Borrower all checks and other forms of remittances thereof received by Lender; (e) pay, contest or settle any Lien and adverse claim in or to any of the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (f)
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grant on behalf of the Borrower extensions of time to pay, compromise claims and settle Accounts and General Intangibles thereof for less than face value and execute all releases and other documents in connection therewith; (g) pay any sums required on account of Borrower's taxes or to secure the release of any Liens therefor, or both; (h) settle and adjust, and give releases of, any insurance claim that relates to any of the Collateral and obtain payment therefor; (i) instruct any third party having custody or control of any books or records belonging to, or relating to, Borrower to give Lender the same rights of access and other rights with respect thereto as Lender has under this Agreement; and (j) take any action or pay any sum required of Borrower pursuant to this Agreement and any other Loan Documents; (k) enter into a short-form intellectual property security agreement with respect to Borrower's Intellectual Property consistent with the terms of this Agreement recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between any Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification by amending exhibits thereto, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by such Borrower (as applicable) after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which any Borrower (as applicable) no longer has or claims to have any right, title or interest; and (1) file, in its sole discretion, one or more financing of continuation statements and amendments thereto, relative to any of the PP Collateral; provided Lender may exercise such power of attorney to sign the name of any Borrower on any of the documents described in clause (k) and (l) above, regardless of whether an Event of Default has occurred. Any and all reasonable sums paid and any and all reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations, shall be payable on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations. In no event shall Lender's rights under the forgoing power of attorney or any of Lender's other rights under this Agreement be deemed to indicate that Lender is in control of the business, management or properties of Borrower.
7.6    Application of Proceeds. All proceeds realized as the result of any Sale of the PP Collateral shall be applied by Lender first to the reasonable costs, expenses, liabilities, obligations and attorneys' fees incurred by Lender in the exercise of its rights under this Agreement, second to the interest due upon any of the Obligations, and third to the principal of the Obligations, in such order as Lender shall determine in its sole discretion. Any surplus shall be paid to applicable Borrower or other persons legally entitled thereto; Borrower shall remain liable to Lender for any deficiency. If, Lender, in its sole discretion, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any Sale of PP Collateral, Lender shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of purchase price or deferring the reduction of the Obligations until the actual receipt by Lender of the cash therefor.
7.7    Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all the other rights and remedies accorded a creditor, secured party or other contracting party (as applicable) under the Uniform a Commercial Code and under all other applicable laws, and under any other instrument or agreement now or in the future entered into between Lender and Borrower, and all of such rights and remedies are cumulative and none
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is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.
7.8    PCL Collateral. In addition to the rights and remedies set forth hereinabove with respect to the PP Collateral, with respect to the PCL Collateral, then Lender shall have, and may exercise, any and all of the rights and remedies set forth in the Contingent Deed of Trust and any related documents, and under applicable law or regulation.
8.    DEFINITIONS. As used in this Agreement, the following terms have the following meanings:
“Account Debtor” means the obligor on an Account.
“Accounts” means all present and future “accounts” as defined in the Uniform Commercial Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all accounts received and other sums owing to Borrower.
“Affiliate” means, with respect to any Person, a relative, partner, shareholder, director, officer, or employee of such Person, or any parent or subsidiary of such Person, or any Person controlling, controlled by or under common control with such Person.
“this Agreement”, “the Loan Agreement” and “this Loan Agreement” mean collectively to this Loan and Security Agreement and the Schedule and all exhibits and schedules thereto, as the same may be modified, amended or restated from time to time by a written agreement signed by Borrower and Lender.
“Anti-Terrorism Laws” means (i) the Money Laundering Control Act of 1986 (i.e., 18 U.S.C. §§ 1956 and 1957), (ii) the Bank Secrecy Act, as amended by the USA PATRIOT Act, (iii) the laws, regulations and Executive Orders administered by the United States Department of the Treasury’s Office of Foreign Assets Control ("OFAC"), (iv) the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 and implementing regulations by the United States Department of the Treasury, (v) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), (vi) any law enacted in the United States, Canada or any other jurisdiction in which any Borrower or any of its Subsidiaries operate prohibiting or directed against terrorist activities or the financing of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B), (vii) the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any enabling legislation or executive order relating thereto, or (viii) any similar laws relating to terrorism or money laundering enacted in the United States, Canada or any other jurisdictions in which Borrower or any of its Subsidiaries operate, as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced and all other legal requirements of any Governmental Authority governing, addressing, relating
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to, or attempting to eliminate, terrorist acts and acts of war and any regulations promulgated pursuant thereto.
“Appraisal” means an appraisal of the real property that is proposed to be financed by a Purchase Contract Loan, or such other report acceptable to Lender, either (i) performed and prepared for Lender or one of its Affiliates or (ii) by another lender in compliance with Section 4 of the Schedule, in either case, at Borrower’s sole expense by a duly licensed or certified appraiser approved by Lender, acting reasonably, and possessing all qualifications required by Lender and applicable Laws, setting forth the appraiser’s opinion and determination of the "as-is" value of the property that is to be financed with a Purchase Contract Loan; said Appraisal shall be prepared in full narrative form meeting all requirements and approaches to value as shall be necessary or appropriate in order to comply with all customary and generally accepted appraisal standards within the appraisal industry and in accordance with Lender’s requirements, and to Lender’s commercially reasonable satisfaction and all applicable Laws governing Lender’s operations (including, but not limited to, the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA) and Uniform Standards of Professional Appraisal Practice (USPAP)).
“Business Day” means a day on which Lender is open for business other than Saturday, Sunday or Federal holiday.
“Change in Control” means: (i) Holdings shall cease to own, beneficially and of record, less than 70% of the ownership interests of OP LP, without the prior written consent of Lender; or (ii) OP LP shall cease to own, beneficially and of record, less than 51% of the ownership interests of each of the Single-Purpose Subsidiaries, without the prior written consent of Lender; or (iii) or a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lender in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock (or equivalent ownership interests, e.g., membership units) then outstanding of Borrower ordinarily entitled to vote in the election of the management of Borrower (e.g., the Board of Directors, as applicable), empowering such “person” or “group” to elect a majority of the management of Borrower (e.g., the Board of Directors, as applicable), who did not have such power before such transaction.
“Code” means the Uniform Commercial Code as adopted and in effect in the State of California from time to time.
“Collateral” means the PP Collateral and/or the PCL Collateral, as the context may require.
"Collateral Reserve Account" means a deposit account of Borrower maintained with Lender to be used by Lender for filing and recording fees, due diligence, documentation and processing fees and costs.
“Compliance Certificates” has the meaning set forth in Section 7 of the Schedule.
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“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of the Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement; interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rate, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“continuing” and “during the continuance of" when used with reference to a Default or Event of Default means that the Default or Event of Default has occurred and has not been either waived in writing by Lender or cured within any applicable cure period.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.
“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
“Default Rate” has the meaning set forth in Section 7.2 above.
“Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit.
“Equipment” means all present and future “equipment” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“Event of Default” means any of the events set forth in Section 7.1 of this Agreement.
“GAAP” means generally accepted accounting principles consistently applied, as in effect from time to time in the United States.
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“General Intangibles” means all present and future “general intangibles” as defined in the Coded in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all Intellectual Property, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customers lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Guarantor” means any Person who has guaranteed, or in the future guarantees, any of the Obligations.
“including” means including (but not limited to).
“Indebtedness” means (a) all indebtedness created, assumed or incurred in any manner by Borrower representing money borrowed (including by the issuance of debt securities, notes, bonds debentures or similar instruments), (b) all indebtedness for the deferred purchase price of property or services, (c) the Obligations, (d) obligations and liabilities of any Person secured by a Lien or claim on property owned by Borrower, even though Borrower has not assumed or become liable therefor, (e) obligations and liabilities created or arising under any capital lease or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession or otherwise limited; (f) all obligations of Borrower on or with respect to letters of credit, bankers’ acceptances and other similar extensions of credit whether or not representing obligations for borrowed money; and (g) the amount of any Contingent Obligations.
“Intellectual Property” means all right, title, and interest in and to the following: Copyrights, Trademarks and Patents; any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held; any and all design rights which may be available now or hereafter existing, created, acquired or held; any and all claims for damages by way of past, present and future infringement of any of the right included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use; and all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other state, federal or other bankruptcy or insolvency law, now or hereafter in effect, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, readjustment of debt, dissolution or liquidation, or other relief.
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“Inventory” means all present and future “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit, and including any returned goods and any documents of title representing any of the above.
“Investment” means any beneficial ownership interest in any Person (including stock, securities, partnership interest, limited liability company interest, or other interests), and any loan, advance or capital contribution the creation or capital contribution to a wholly-owned or partially-owned subsidiary).
“Investment Property” means all present and future investment property, securities, Stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, and all options and warrants to purchase any of the foregoing, wherever located, and all other Securities of every kind whether certificated or uncertificated.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrances.
“Loan Documents” means, collectively, this Agreement, the Notes, any Contingent Deed of Trust and all other present and future documents, instruments and agreements between Lender and Borrower, including, but not limited to those relating to this Agreement, and all amendments and modifications thereto and replacements therefor.
“Material Adverse Change” means a material adverse effect on (i) the operations, business, prospects of financial condition of Borrower, (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loans Documents, or (iii) Borrower’s interest in, the value of, or the perfection or priority of Lender's security interest in, the Borrower’s assets.
"Nonformula Note" shall mean the promissory note evidencing the Nonformula Loans.
"Notes" shall mean, individually and collectively, the Purchase Contract Note and the Nonforumla Note.
“Obligations” means all present and future Loans, advances, debts, liabilities, obligations, guaranties, covenants, duties and indebtedness at any time owing by Borrower to Lender, whether arising under this Agreement, or any note or other instrument or document, or otherwise, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in Borrower's debts owing to others, and any interest and other obligations that accrue after the commencement of an Insolvency Proceeding), absolute or contingent, due or to become due, including, without
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limitation, all interest, charges, expenses, fees, attorney's fees, expert witness fees, audit fees, letter of credit fees, collateral monitoring fees, closing fees, facility fees, termination fees, minimum interest charges and any other sums chargeable to Borrower under this Agreement or under any other Loan Documents.
“Other Property” means the following as defined in the Code in effect on the date hereof with such additions to such terms as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims" (including without limitation any commercial tort claims identified in the Schedule), “documents”, “instruments", "promissory notes", "chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code.
“Overadvance” is defined in Section 1.3.
"Partial Sale Requirements" means: (A) with respect to a partial sale of real property owned by a Single-Purpose Subsidiary (i) Borrower has notified Lender of such sale prior to closing, either as such sale occurs or as shown in the quarterly Portfolio Status Report as "pending sales", (ii) such sale is for a cash price of not less than then current market value of such property and (iii) such Single-Purpose Subsidiary remains landlord of record for the subject property; (B) with respect to sales of any equity interest in a Single-Purpose Subsidiary, (i) such sale is for a cash price of not less than the then current market value of such equity interest and (ii) such Single-Purpose Subsidiary remains landlord of record for the subject property.
“Patents” means all patents, patent applications and like protections including without limitation improvements, division, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Payment” means all checks, wire transfers and other items of payment received by Lender (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower’s outstanding Loans.
“Permitted Indebtedness” means:
(i)    the Obligations;
(ii)    Subordinated Debt;
(iii)    trade payables incurred in the ordinary course of business;
(iv)    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(v)    capitalized leases and purchase money Indebtedness secured by Permitted Liens in an aggregate amount not exceeding $250,000 at any time outstanding, provided the amount of such capitalized leases and purchase money Indebtedness do not exceed, at the time
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they were incurred, the lesser of the cost or fair market value of the property so leased or financed with such Indebtedness;
(vi)    extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness in clauses (iii) through (vi) above, provided that the principal amount thereof is not increase and the terms thereof are not modified to impose more burdensome terms upon Borrower; and
(vii)    Permitted Senior Indebtedness.
“Permitted Investments” means:
(i)    Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody’s Investors Service, Lender’s certificates of deposit maturing no more than one year from the date of investment therein, and Lender’s money market accounts; Investments in regular deposit or checking accounts held with Lender or subject to a control agreement in favor of Lender;
(ii)    Investments of a Borrower in another Borrower;
(iii)    Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; and
(iv)    ownership interests of OP LP in Single-Purpose Subsidiaries (as defined in the Schedule) obtained in the ordinary course of business.
“Permitted Liens” means the following:
(i)    purchase money security interests in specific items of Equipment;
(ii)    leases of specific items of Equipment;
(iii)    Liens for taxes not yet payable;
(iv)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default.
(v)    security interests being terminated substantially concurrently with this Agreement;
(vi)    Liens incurred on deposits made in the ordinary course of business in connection with workers compensation, unemployment insurance, social security and other like
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laws or to secure the performance of statutory of obligations, in an aggregate amount not exceeding $100,000 at any time;
(vii)    Liens of mechanics, materialmen, workers, repairmen, fillers and common carriers arising by operation of law for amounts that are not yet due and payable or which are being contested in good faith by Borrower by appropriate proceedings, in an aggregate amount not exceeding $50,000 at any time;
(viii)    deposits or pledges of cash to secure leases arising in the ordinary course of business, in an aggregate amount not exceeding $140,000 at any time; and
(ix)    First priority liens incurred in connection with Permitted Senior Indebtedness.
"Permitted Senior Indebtedness" shall mean indebtedness incurred by any Single–Purpose Subsidiary controlled by OP LP in connection with its acquistion of real property that will be financed, in part, by a Purchase Contract Loan.
"Permitted Senior Lien" shall mean a Lien created and existing in connection with Permitted Senior Indebtedness.
“Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.
"PCL Collateral" means the property described in the Contingent Deed of Trust and any document executed and delivered in connection with a Purchase Contract Loan.
“PP Collateral” has the meaning set forth in Section 2 above.
“Prime Rate” means the variable rate of interest per annum, shown as the “prime rate” or "bank prime rate", as published in the Wall Street Journal. If for any reason the Wall Street Journal does not publish a “prime rate" or "bank prime rate", then the “Prime Rate” shall be such rate as Lender shall select in accordance with Section 2 of the Schedule.
"Purchase Contract Note" means the promissory note evidencing the Purchase Contract Loans.
“REIT Portfolio Debt Default” means any default or event of default under any documents or agreements evidencing or relating to any Indebtedness for borrowed money owed by any Subsidiary of OP LP.
“Reserves” means, as of any date of determination, such amounts as Lender may from time to time establish and revise in its Good Faith Business Judgment, reducing the amount of Loans, and other financial accommodations which would otherwise be available to Borrower under the lending formulas provided in the Schedule: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in its Good Faith Business Judgment, do
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or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of any Borrower Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lender's good faith belief that any Collateral, asset or financial information furnished by or on behalf of Borrower or any Guarantor to Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Lender determines in good faith constitutes an event of Default or may, with notice or passage of time or both, constitute an Event of Default.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
“Sanctioned Person” means a Person named on the OF AC-maintained list of “Specially Designated Nationals" (as defined by OFAC).
"Single-Purpose Subsidiary" shall have the meaning for such term set forth in the Schedule to Loan and Security Agreement annexed hereto.
“Subordinated Debt” means unsecured Indebtedness which is on terms acceptable to Lender in its Good Faith Business Judgment, and which is subordinated to the Obligations pursuant to a Subordination Agreement in such form as Lender shall specify in its Good Faith Business Judgment.
“Subsidiary” means, with respect to any Person, a Person of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business connected with and symbolized by such trademarks.
“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“Wirta Guarantors” means, collectively, Raymond E. Wirta, an individual and the Wirta Family Trust dated July 5, 1985, as amended and restated in its entirety on May 1, 2019.
Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with GAAP, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are define therein.
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9.    GENERAL PROVISIONS.
9.1    Application of Payments. All payments with respect to the Obligations may be applied, and in Lender's Good Faith Business Judgment reversed and re-applied, to the Obligations, in such order and manner as Lender shall determine in its Good Faith Business Judgment. Lender shall not be required to credit Borrower's account for amount of any item of payment which is unsatisfactory to Lender in its Good Faith Business Judgment, and Lender may charge Borrower's loan account for the amount of any item of payment which is returned to Lender unpaid. In computing interest in the Obligations, all Payments will be deemed received when received in immediately available funds, and if such immediately available funds are received after 1:00 PM Pacific Time on any day, they shall be deemed received on the next Business Day.
9.2    Increased Costs and Reduced Return. If Lender shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or governmental authority, or compliance by Lender with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to Lender (whether or not having the force of law) shall (i) subject the Lender to any tax, duty or other charge with respect to this Agreement or any Loan made hereunder, or change the basis of taxation of payments to Lender of any amounts payable hereunder (except for taxes on the overall net income of Lender), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any loan, or against assets of or held by, or deposits with or for the account of, or credit extended by, Lender, or (iii) impose on Lender any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to Lender of making any Loan, or to reduce any amount received or agreeing to make any Loan or to receivable by Lender, then, upon demand by Lender, the Borrower shall pay to Lender such additional amounts as will compensate the Lender for such increased costs or reductions in amount. All amounts payable under this Section shall bear interest from the date of demand by the Lender until payment in full to the Lender at the highest interest rate applicable to the Obligations. A certificate of the Lender claiming compensation under this Section, specifying the event herein above described and the nature of such event shall be submitted by the Lender to the Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and the Lender's reasons for invoking the provisions of this Section, and the same shall be final and conclusive absent manifest error.
9.3    Charges to Accounts. Lender may, in its discretion, require that Borrower pay monetary Obligations in cash to Lender, or charge them to Borrower’s Loan account (in which event they will bear interest at the same rate applicable to the Loans), or any of Borrower’s Deposit Accounts maintained with Lender.
9.4    Monthly Accountings. Lender may provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate account stated (except for reverses and reapplications of payments
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made and corrections of errors discovered by Lender unless Borrower notifies Lender in writing to the contrary within 60 days after is rendered, describing the nature account of any alleged errors or omissions.
9.5    Notices. All notices to be given under this Agreement shall be in writing and shall be given either personally or by reputable private delivery service (including commercial overnight courier such as FedEx, GSO or UPS) or by Express Mail or by United States certified mail return receipt requested, addressed (i) to Borrower at the address shown below, or (ii) to Lender at the address shown below, or (iii) for either party at any other address designated in writing by one party to the other party. All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one Business Day following delivery to the overnight private service, or two Business Days following the deposit thereof in the Express Mail or United States certified mail, with postage prepaid.
If to Borrower:    c/o Modiv Advisers, LLC
            120 Newport Center Drive
            Newport Beach, CA 92660
            Attn: Raymond J. Pacini
             Email: rpacini@modiv.com

If to Lender:    Banc of California
        3 MacArthur Place
        Santa Ana, CA 92707
        Attn: Ross Macdonald, Senior Vice President
        Email: Ross.Macdonald@bancofcal.com
        With a copy to: legal@bancofcal.com
9.6    Severability. Should any provision of this Agreement be held by any court of competent jurisdiction to be void or unenforceable, such defect shall not affect the remainder of this Agreement, which shall continue in full force and effect.
9.7    Integration. This Agreement and such other written agreements, documents and instruments as may be executed in connection herewith are the final, entire and complete agreement between Borrower and Lender and supersedes all prior and contemporaneous negotiations and oral representations and agreements, all of which are merged and integrated in this Agreement. There are no oral understandings, representations or agreements between the parties which are not set forth this Agreement or in other written agreements signed by the parties in connection herewith.
9.8    Waivers; Indemnity. The failure of Lender at any time or times to require Borrower to strictly comply with any of the provisions of this Agreement or any other Loan Document shall not waive or diminish any right of Lender later to demand ; and receive strict compliance therewith. Any waiver of any default shall not waive or affect any other default, whether prior or subsequent, and whether or not similar. None of the provisions of this Agreement or any other Loan Document shall be deemed to have been waived by any act or
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knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an authorized officer of Lender and delivered to Borrower. Borrower waives the benefit of all statutes of limitations relating to any of the Obligations or this Agreement or any other Loan Document, and Borrower waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, account, General Intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender, unless a expressly required by this Agreement. Borrower hereby agrees to indemnify Lender and its affiliates, subsidiaries, parent, directors, officers, employees, agents, and attorneys, and to hold them harmless from and against any and all claims, debts and liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, or any relationship or agreement between Lender and Borrower, or any other matter, relating to Borrower or the Obligations; provided that this indemnity shall not extend to damages proximately caused by the indemnitee’s own gross negligence of willful misconduct. Notwithstanding any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section shall survive any termination of this Agreement and shall for all purposes continue in full force and effect.
9.9    Liability. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE LIABLE FOR ANY CLAIMS, DEMANDS, LOSSES OR DAMAGES, OF ANY KIND WHATSOEVER, MADE, CLAIMED, INCURRED OR SUFFERED BY BORROWER OR ANY OTHER PARTY THROUGH THE ORDINARY NEGLIGENCE OF LENDER, OR ITS PARENT OR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS, BUT NOTHING HEREIN SHALL RELIEVE LENDER FROM LIABILITY FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. NEITHER LENDER NOR ANY OF ITS AFFILIATES, SUBSIDIARIES, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ATTORNEYS SHALL BE RESPONSIBLE OR LIABLE TO BORROWER OR TO ANY OTHER PARTY FOR ANY INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS WHICH MAY BE ALLEGED AS A RESULT OF ANY FINANCIAL ACCOMMODATION HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR AS A RESULT OF ANY OTHER ACT, OMISSION OR TRANSACTION.
9.10    Amendment. The terms and provisions of this Agreement may not be waived or amended, except in a writing executed by Borrower and a duly authorized officer of Lender.
9.11    Time of Essence. Time is of the essence in the performance by Borrower of each and every obligation under this Agreement.
9.12    Attorneys' Fees and Costs. Borrower shall reimburse Lender for all reasonable attorneys' and consultant's fees (including without limitation those of Lender’s outside counsel and in-house counsel, and whether incurred before, during or after an Insolvency Proceeding),
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and all filing, recording, search, title insurance, appraisal, audit and other reasonable costs incurred by Lender, pursuant to, or in connection with, or relating to this Agreement (whether or not a lawsuit is filed) including, but not limited to, any reasonable attorneys' fees and costs Lender incurs in order to do the following: prepare and negotiate this Agreement and all present and future documents relating to this Agreement; obtain legal advice in connection with this Agreement or Borrower; enforce, or seek to enforce, any of its rights; prosecute actions against, or defend actions by, Account Debtors; commence, intervene in, or defend any action or proceeding; initiate any complaint to be relieved of any automatic stay in bankruptcy; file or prosecute any probate claim, bankruptcy claim, third-party claim, or other claim; examine, audit, copy, and inspect any of Borrower’s assets or any of Borrower's books and records; protect, obtain possession of, lease, dispose of, or otherwise enforce Lender’s security interest in, the Collateral; and otherwise represent Lender in any litigation relating to Borrower. If either Lender or Borrower files any lawsuit against the other predicted on a breach of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable costs and attorneys' fees, including (but not limited to) reasonable attorneys' fees and costs incurred in the enforcement of, execution upon or defense of any order, decree, award or judgment from the non-prevailing party. All attorneys' fees and costs to which Lender may be entitled pursuant to this Paragraph shall immediately become part of Borrower's Obligations, shall be due on demand, and shall bear interest at a rate equal to the highest interest rate applicable to any of the Obligations.
9.13    Benefit of Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, beneficiaries and representatives of Borrower and Lender; provided, however, that Borrower may not assign or transfer any of its rights under this Agreement without the prior written consent of Lender, and any prohibited assignment shall be void. No consent by Lender to any assignment shall be due on demand, and shall bear for the Obligations.
9.14    Joint and Several Liability. If Borrower consists of more than one Person, their liability shall be joint and several, and the compromise of any claim with, or the release of, any Borrower shall not constitute a compromise with, or a release of, any other Borrower.
9.15    Limitation of Actions. Any claim or cause of action by Borrower against Lender, its directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Loan Agreement, or any other Loan Document or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, occurred, done, omitted or suffered to be done by Lender, its directors, officers, employees, agents, accountants or attorneys, shall be barred unless asserted by Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based, and the service of a summons and complaint on an officer of Lender, or on any other person authorized to accept service on behalf offender, within thirty (30) days thereafter. Borrower agrees that such one-year period is a reasonable and sufficient time for Borrower to investigate and act upon any such claim or cause of action. The one-year period provided herein shall not be waived, tolled, or extended except by the written
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consent of Lender in its sole discretion. This provision shall survive any termination of this Loan Agreement or any other Loan Documents.
9.16    Section Headings; Construction; Signing. Section headings are only used in this Agreement for convenience. Borrower and Lender acknowledge that the headings may not describe completely the subject matter of the applicable section, and the headings shall not be used in any manner to construe, limit, define or interpret any term or provision of this Agreement. This Agreement has been fully reviewed and negotiated between the parties and no uncertainty or ambiguity in any term or provision of this Agreement shall be construed strictly against Lender or Borrower under any rule of construction or otherwise. This Agreement may be executed and delivered by exchanging original signed counterparts, or signed counterparts by facsimile, pdf or other electronic means, or a combination of the foregoing, and this Agreement shall be fully effective if so executed and delivered. Lender may also execute this Agreement by electronic signature, whether digital or encrypted, which shall be considered as an original signature for all purposes and shall have the same force and effect as an original signature. Without limitation, "electronic signature" shall include DocuSign signature, faxed or emailed versions of an original signature or electronically scanned and transmitted versions of an original signature.
9.17    Public Announcement. Borrower hereby agrees that Lender may make a public announcement of the transactions contemplated by this Agreement, and may publicize the same in marketing materials, newspapers and other publications, and otherwise, and in connection therewith may use the Borrower’s name, tradenames and logos, subject to Borrower's review and approval.
9.18    Confidentiality. Lender agrees to use the same degree of care that it exercises with respect to its own proprietary information, to maintain the confidentiality of any and all proprietary, trade secret or confidential information provided to or received by Lender from the Borrower, which indicates that it is confidential or would reasonably be understood to be confidential, including business plans and forecasts, non-public financial information, confidential or secret processes, formulae, devices and contractual information, customer lists, and employee relation matters, provided that Lender may disclose such information to its officers, directors, employees, attorneys, accountants, affiliates, participants, prospective participants, assignees and prospective assignees, and such other Persons to whom Lender shall at any time be required to make such disclosure in accordance with applicable law, and provided, that the foregoing provisions shall not apply to disclosures made by Lender in its Good Faith Business Judgment in connection with the enforcement of its rights or remedies after an Event of Default. The confidentiality agreement in this Section supersedes any prior confidentiality agreement of Lender relating to Borrower.
9.19    PATRIOT Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the names and addresses of each Borrower and each of its Subsidiaries and other information that will allow it to identify Borrower and each of its Subsidiaries in accordance with the USA PATRIOT Act.
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9.20    Governing Law; Jurisdiction; Venue. This Agreement and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of the parties shall be governed by, and construed in accordance with, the internal laws (and not the conflict of laws rules) of the State of California. All disputes, controversies, claims, actions and other proceedings involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement or the relationship between Borrower and Lender, and any and all other claims of Borrower against Lender of any kind, shall be brought only in a court located in Orange County, California, and each party consents to the jurisdiction of an such court and the referee referred to in Section 9.21 below, and waives any and all rights the party may have to object to the jurisdiction of any such court, or to transfer or change the venue of any such action or proceeding including, without limitation, any objection to venue or request for change in venue based on the doctrine of forum non conveniens; provided that, notwithstanding the foregoing, nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower consents to service of process in any action or proceeding brought against it by Lender, by personal delivery, or by mail addressed as set forth in this Agreement or by any other method permitted by law.
9.21    Dispute Resolution. Any controversy, dispute or claim between the parties based upon, arising out of, or in any way relating to: (i) this Agreement or any supplement or amendment thereto; or (ii) any other present or future instrument or agreement between the parties hereto; or (iii) any breach, conduct, acts or omissions of any of the parties hereto or any of their respective directors, officers, employees, agents, attorneys or any other person affiliated with or representing any of the parties hereto; in each of the foregoing cases, whether sounding in contract or tort or otherwise (a "Dispute") shall be resolved exclusively by judicial reference in accordance with Sections 638 et seq. of the California Code of Civil Procedure (“CCP”) and Rules 3.900 et seq. of the California Rules of Court (“CRC”), subject to the following terms and conditions. (All references in this section to provisions of the CCP and/or CRC shall be deemed to include any and all successor provisions.)
(a)    The reference shall be a consensual general reference pursuant to CCP Sections 638 and 644(a). Unless the parties otherwise agree in writing, the reference shall be to a single referee. The referee shall be a retired Judge of the Los Angeles County or Orange County Superior Court (“Superior Court”) or a retired Justice of the California Court of Appeal or California Supreme Court. Nothing in this section shall be construed to limit the right of Lender, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, or any other court in a jurisdiction in which any collateral is located or having jurisdiction over any collateral, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other “provisional remedy” (as such term is defined in CCP Section 1281.8).
(b)    Within fifteen (15) days after a party gives written notice in accordance with this Agreement to all other parties a Dispute that the Dispute exists, all parties to the Dispute shall attempt to agree on the individual to be appointed as referee. If the parties are unable to agree on the individual to be appointed as referee, the referee shall be appointed, upon
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noticed motion or ex parte application by any party, by the Superior Court in accordance with CCP Section 640, subject to all rights of the parties to challenge or object to the appointment, including without limitation the right to peremptory challenge under CCP Section 170.6. If the referee (or any successor referee) appointed by the Superior Court is unable, or at any time becomes unable, to serve as referee in the Dispute, the Superior Court shall appoint a new referee as agreed to by the parties or, if the parties cannot agree, in accordance with CCP Section 640, which new referee shall then have the same powers, and be subject to the same terms and conditions, as the predecessor referee.
(c)    Venue for all proceedings before the referee, and for any Superior Court proceeding for appointment of the referee, shall be exclusively within the County of Orange, State of California. The referee shall have the exclusive power to determine whether a Dispute is subject to judicial reference pursuant to this section. Trial, and all proceedings and hearings on dispositive motions, conducted before the referee shall be conducted in the presence of, and shall be transcribed by, a court reporter, unless otherwise agreed in writing by all parties to the proceeding. The referee shall issue a written statement of decision, which shall be subject to objections of the parties pursuant to CRC Rule 3.1590 as if the statement of decision were issued by the Superior Court. The referee’s powers include, in addition to those set forth in CCP Sections 638 et seq., and CRC Rules 3.900 et seq., (i) the power to grant provisional relief, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, or other "provisional remedy” (as such term is defined in CCP Section 1281.8), and (ii) the power to hear and resolve all post-trial matters in connection with the Dispute that would otherwise be determined by the Superior Court, including without limitation motions for new trial, reconsideration, to vacate judgment, to stay execution or enforcement, to tax costs, and/or for attorneys' fees. The parties shall, subject to the referee's power to award costs to the prevailing party, bear equally the costs of the reference proceeding, including without limitation the fees and costs of the referee and the court reporter.
(d)    The parties acknowledge and agree that (i) the referee alone shall determine all issues of fact and/or law in the Dispute, without a jury (subject, however, to the right of a party, pending or after the appointment of the referee, to seek and obtain provisional relief from the Superior Court or such referee, including without limitation, writ of attachment, writ of possession, appointment of a receiver, temporary restraining order and/or preliminary injunction, injunction, or other "provisional remedy” (as such term is defined in CCP Section 1281.8)), (ii) the referee does not have the power to empanel a jury, (iii) the Superior Court shall enter judgment on the decision of the referee pursuant to CCP Section 644(a) as if the decision were issued by the Superior Court, (iv) the decision of the referee shall not be subject to review by the Superior Court, and (v) the decision of the referee, once entered as a judgment by the Superior Court, shall be binding, final and conclusive, shall have the full force and effect of a judgment of the Superior Court, and shall be subject to appeal to the same extent as a judgment of the Superior Court.
9.22    Multiple Borrowers; Suretyship Waivers.
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(a)    Borrowers' Agent. Each Borrower hereby irrevocably appoints each other Borrower, as the agent, attorney-in-fact and legal representative of all Borrowers for all purposes, including requesting disbursement of Loans and receiving account statements and other notices and communications to Borrowers (or any of them) from Lender, Lender may rely, and shall be fully protected in relying, on any request for a Loan, disbursement instruction, report, information or any other notice or communication made or given by any Borrower, whether in its own name, as Borrowers' agent, or on behalf of one or more Borrowers, and Lender shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers' obligations hereunder be affected thereby.
(b)    Waivers. Each Borrower hereby waives: (i) any right to require Lender to institute suit against, or to the exhaust its rights and remedies against, any other Borrower or any other person, or to proceed against any property of any kind which secures all or any part of the Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with Lender or any indebtedness of Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any Guarantor or any endorser, co-maker or other person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any Guarantor or nay endorser, co-maker or other person, with respect to all or any part of the Obligations, or by reason of any act or omission of Lender or others which directly or indirectly results in the discharge or release of any other Borrower or any Guarantor or any other persons or any Obligations or any security therefor, whether by operation of law or otherwise; (iii) any defense arising by reason of any failure of Lender to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other persons; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any Guarantor or any endorser, co-maker or other person, including without limitation any discharge of, or bar against collecting, any of the Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Obligations have been paid, performed, and discharged in full, nothing shall discharge or satisfy the liability of Borrower hereunder except the full performance and payment of all of the Obligations. If any claim is ever made upon Lender for repayment or recovery of any amount or amounts received by Lender in payment of or on account of any of the Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and Lender repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over Lender or any of its property, or by reason of any settlement or compromise of any such claim effected by Lender with any such claimant (including without limitation any other Borrower),then and in any such event Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Obligations, or any release of any of the Obligations, and the Borrower shall be and remain liable to Lender under this Agreement for the amount so repaid or recovered,
4133795.6 | 101280-0011     35

to the same extent as if such amount had never originally been received by Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waive all rights or subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or agreement with any other Borrower or other person, and including (but not limited to) any of the foregoing rights which Borrower may have under any equitable doctrine of subrogation, implied contract, or equitable or legal doctrine. Each Borrower further hereby waives any other rights and defenses that are or may become available to the Borrower by reason of California Civil Code Sections 2787 to 2855 (inclusive), 2899, and 3433, as now in effect or hereafter amended, and under all other similar statutes and rules now or hereafter in effect.
(c)    Consents. Each Borrower hereby consents and agrees that, without notice to or by Borrower and without affecting or impairing in any way the obligations or liability of Borrower hereunder, Lender may, from time to time before or after revocation of this Agreement, do any one or more of the following in Lender's sole and absolute discretion: (i) accept partial payments of, compromise or settle, renew, extend the time for the payment, discharge, or performance of, refuse to enforce and release all or any parties to, any or all of the Obligations; (ii) grant any other indulgence to any Borrower or any other person in respect of any or all of the Obligations or any other matter; (iii) accept, release, waive, surrender, enforce, exchange, modify, impair, or extend the time for the performance, discharge, or payment of, any and all property of any kind securing any or all of the Obligations or any guaranty of any or all of the Obligations, or on which Lender at any time may have a Lien, or refuse to enforce its rights or make any compromise or settlement or agreement therefor in respect of any or all of such property; (iv) substitute or add, or take any action or omit to take any action which results in the release of, any one or more other Borrowers or any endorsers or Guarantors of all or any part of the Obligations, including, without limitation one or more parties to this Agreement, regardless of any destruction or impairment of any right of contribution or other right of Borrower; (v) apply any sums received from any other Borrower, any Guarantor, endorser, or co-signor, or from the disposition of any collateral or security, to any indebtedness whatsoever owing from such person or secured by such collateral or security, in such manner and order as Lender determines in its sole discretion, and regardless of whether such indebtedness is part of the Obligations, is secured, or is due and payable. Borrower consents and agrees the Lender shall be under no obligation to marshal any assets in favor of Borrower, or against or in payment of any or all of the Obligations. Borrower further consents and agrees that Lender shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Obligations. Without limiting the generality of the foregoing, Lender shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Obligations.
(d)    Foreclosure of Trust Deeds. Each Borrower waives all rights and defenses that the Borrower may have because any other Borrower's Obligations are secured by real property. This means, among other things: (1) Lender may collect from the Borrower without
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first foreclosing on any real or personal property collateral pledged by the other Borrower; and (2) If Lender forecloses on any real property collateral pledged by another Borrower: (A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and (B) Lender may collect from the Borrower even if Lender, by foreclosing on the real property collateral, has destroyed any right the Borrower may have to collect from the other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses the Borrower may have because any other Borrower's Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Borrower's rights of subrogation and reimbursement against another Borrower or any other person by the operation of Section 580d of the California Code of Civil Procedure or otherwise.
(e)    Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by Lender. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and Borrower is not relying in any manner upon any representation or statement of Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower's financial condition and any other matter pertinent hereto as Borrower may desire, and Borrower is not relying upon or expecting Lender to furnish to it any information now or hereafter in Lender's possession concerning the same or any other matter.
(f)    Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.
9.23    Electronic Banking Services. Borrower may use electronic or online banking services offered by or through Lender ("Electronic Banking Services") to make a regular payment to Borrower's loan(s) by transferring the payment amount from Borrower's checking or savings account to the balance of Borrower's loan(s). Borrower can also use Electronic Banking Services to view its account balance. Use of Electronic Banking Services is subject to the terms of the online banking agreement and/or treasury management services agreement between Borrower and Lender.
9.24    Mutual Waiver of Jury Trial. LENDER AND BORROWER EACH ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL RIGHT, BUT THAT IT MAY BE WAIVED. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH
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COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTION OR INACTION OF ANY OF THEM. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER OR BORROWER, EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY EACH OF THEM. IF FOR ANY REASON THE PROVISIONS OF THIS SECTION ARE VOID, INVALID OR UNENFORCEABLE, THE SAME SHALL NOT AFFECT ANY OTHER TERM OR PROVISION OF THIS ACRE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE UNAFFECTED BY THE SAME AND CONTINUE IN FULL FORCE AND EFFECT.
[Signature pages follow]

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BORROWER:
MODIV INC., a Maryland corporation By: /s/RAYMOND J. PACINI Name: Raymond J. Pacini Title: Chief Financial Officer
MODIV OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: MODIV INC., a Maryland corporation,
       Its General Partner

   By: /s/RAYMOND J. PACINI
   Name: Raymond J. Pacini
   Title: Chief Financial Officer

MODIV, LLC,
a Delaware limited liability company

By: MODIV OPERATING PARTNERSHIP, LP,
       a Delaware limited partnership
       Its Sole Member

   By: MODIV INC.,
          a Maryland corporation
          Its General Partner

          By: /s/RAYMOND J. PACINI
          Name: Raymond J. Pacini
          Title: Chief Financial Officer

LENDER:
BANC OF CALIFORNIA, NATIONAL ASSOCIATION By: /s/ROSS MACDONALD Name: Ross Macdonald Title: Senior Vice President

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EXHIBIT "A"
Litigation

1.    Litigation with former employee (Chief Digital Officer) as described in Note 10 of Notes to Condensed Consolidated Financial Statement of Holdings' Form 10-Q for the quarterly period ended September 30, 2020.

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EXHIBIT "B"
Form of Appraisal/Environmental Letter
(to be attached)

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[ON PROVIDER'S LETTERHEAD]

Date

BANC OF CALIFORNIA
______________________
______________________
Attn: _________________

                    RE: Appraisal and Environmental Reports
                     [Property Address]

Ladies and Gentlemen:

With respect to the enclosed or attached Appraisal dated _________ (the "Appraisal") and issued by _____________________ ("Appraiser") and engaged by the undersigned in connection with the property set forth above (the "Property"), the undersigned is furnishing the Appraisal and the enclosed or attached environmental report(s) to Banc of California ("Lender") pursuant to 12 CFR 225.65. To the best of the undersigned's knowledge, the Appraiser has no direct or indirect interest, financial or otherwise, in the Property or in the transaction for which the Appraiser was engaged.

The undersigned confirms that it is aware that the Lender may be placing a junior lien on the Property and that such junior lien would not constitute, or result in, a default or event of default under the loan documentation of the undersigned.

Sincerely,

________________________

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SCHEDULE TO LOAN AND SECURITY AGREEMENT

Borrowers:        MODIV INC., a Maryland corporation (“Holdings”);
MODIV OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“OP LP”);
MODIV, LLC, a Delaware limited liability company (“LLC”).
Address:        120 Newport Center Drive, Newport Beach, CA 92660
Date:            March 29, 2021

This Schedule forms an integral part of the Loan and Security Agreement between BANC OF CALIFORNIA and the borrower(s) named above (jointly and severally, the "Borrower") of even date (the “Loan Agreement”).
1.CREDIT LIMITS
a.The Loans shall consist of Purchase Contract Loans (as defined below) and Nonformula Loans (as defined below). “Loans” as used in this Loan Agreement means, collectively, the Purchase Contract Loans and the Nonformula Loans.
(i)Purchase Contract Loans Facility.
(1)Purchase Contract Loans Credit Limits. The Purchase Contract Loans shall be evidenced by the Purchase Contract Note. The Purchase Contract Loans shall be in an aggregate amount not to exceed the lesser of the limits described in (A) and (B) below (each, a "Credit Limit"):
(a)a total of $17,000,000 at any one time outstanding; or
(b)the maximum amount of Purchase Contract Loans available and allowed to be outstanding as described below.

(the "Purchase Contract Facility").

(2)Purchase Contract Loans. Subject to the terms and conditions of this Agreement, Lender shall from time to time before the Purchase Contract Loans Maturity Date make Loans to Borrower (each a "Purchase Contract Loan") in an amount of up to the lesser of (a) the purchase price that the applicable Single Purpose Subsidiary (as defined below) of OP LP is obligated to pay pursuant to an Eligible Purchase Contract (as defined below) or (b)
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the "as-is" Appraised Value as shown in the Appraisal for such property (such lesser amount is herein the "Value"); provided, however, that the Value of any property shall include the amount of any outstanding Permitted Senior Indebdness on such property and, further provided that the amount of any senior debt plus the amount of the requested Purchase Contract Loan shall not exceed 70% of the Value. The principal amount of each Purchase Contract Loan shall be in amount equal to the lesser of the Value of such property or the remaining availability under the Purchase Contract Facility. There may be more than one Purchase Contract Loan outstanding at any one time, subject to the Credit Limit for Purchase Contract Loans.
For purposes hereof, the following terms shall have the following meanings:
"Eligible Property" means an income producing commercial, office, industrial or retail real estate property located within the United States.
"Eligible Purchase Contract" means a contract for the purchase by a Single-Purpose Subsidiary of OP LP of an Eligible Property, which contract has been fully executed by the parties thereto, is in full force and effect, has not yet closed, and arises in the ordinary course of OP LP's business, which Lender, in its Good Faith Business Judgment, shall deem eligible for borrowing.
"Single-Purpose Subsidiary" means a wholly-owned subsidiary of OP LP that will only own and operate one Eligible Property and engage in no other business.
(3)Requesting Purchase Contract Loans; Repayment. An Authorized Person (as defined below) may, from time to time before the Purchase Contract Loans Maturity Date, request a Purchase Contract Loan from Lender (in writing if required by Lender) provided that Borrower has furnished to Lender all of the documents and information set forth on Exhibit C annexed hereto, which shall include, without limitation: (i) Borrower has provided Lender with an executed updated Compliance Certificate, (as defined below), (ii) the closing of the applicable Single-Purpose Subsidiary's purchase of the applicable Eligible Property pursuant to the Eligible Purchase Contract to which the Purchase Contract Loan relates shall close at the time or promptly after Lender makes such Purchase Contract Loan and (iii) if Lender shall so require, Borrower has provided Lender with the following, all in form and
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substance acceptable to Lender: (y) the Eligible Purchase Contract upon which the Purchase Contract Loan is to be based and (z) such other documents or information as Lender shall request in its Good Faith Business Judgment. Borrower agrees to fully repay to Lender each Purchase Contract Loan on or before the earlier of the 120th day following the day such Purchase Contract Loan was advanced to Borrower and the Purchase Contract Loans Maturity Date.
(4)Initial Advance. The first advance made by Lender to Borrower under the Purchased Contract Facility shall be in principal amount of not less than $6,000,000.00 and shall be used to repay any amounts outstanding under the loan agreement between Pacific Mercantile Bank and Borrower, and must be repaid in full by no later than September 30, 2021 (the "Initial Advance").
(ii)Nonformula Loans Facility. Loans made pursuant to this section may be referred to as "Nonformula Loans". The Nonformula Loans shall be evidenced by the Nonformula Note.
(1)Nonformula Loans Credit Limit; Repayment. Subject to the terms and conditions of this Agreement, Lender shall from time to time make Nonformula Loans to Borrower in an amount not to exceed a total of $5,000,000 at any one time outstanding (a "Credit Limit") (the "Nonformula Facility"). Nonformula Loans may be borrowed, repaid and reborrowed from time to time (within said Nonformula Loans Credit Limit) prior to the Nonformula Loans Maturity Date. There may be more than one Nonformula Loan outstanding at any one time, subject to the Nonformula Loans Credit Limit. On the Nonformula Loans Maturity Date, Borrower shall repay to Lender all Nonformula Loans. The proceeds of any Nonformula Loan may only be used for working capital purposes, and not to purchase real estate, for capital expenditures or other long term uses.
(2)Requesting Loans. An Authorized Persons may, from time to time, request Nonformula Loans from Lender (in writing if required by Lender).
(3)Yearly Zero Balance Requirement. During each calendar year, Borrower shall maintain a zero ($0.00) outstanding Nonformula Loan balance for at least thirty (30) consecutive calendar days during such year, and Borrower shall make such payments to Lender as are necessary to meet such requirements.
(iii)Authorized Persons; Miscellaneous Regarding Loans. For purposes of this Section 1 to the Schedule to Loan Agreement, "Authorized Person" shall
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mean any one of the following: Aaron S. Halfacre, Raymond J. Pacini, Sandra G. Sciutto or Jason Miller. In Lender's discretion, Loans may be made separately to each Borrower based on each Borrower's assets, liabilities and/or relationship to the Single-Purpose Subsidiaries. When Borrower requests a Loan, Borrower's request shall be deemed to be a representation, warranty and covenant by Borrower that all the limits, requirements and conditions to such Loan that are set forth in this Section 1 of the Schedule and in the other portions of this Schedule and in the Loan Agreement are met, complied with and satisfied, including in the case of a Purchase Contract Loan that the purchase contract upon which the Loan is to be based is an Eligible Purchase Contract and that the amount of the requested Purchase Contract Loan does not exceed the maximum amount permitted hereunder. With respect to each Purchase Contract Loan, Borrower agrees to cause the purchaser under the applicable Eligible Purchase Contract to remain a Single-Purpose Subsidiary of OP LP and the owner of the applicable Eligible Property until such Purchase Contract Loan has been repaid in full.
2.INTEREST.
Interest Rate (Section 1.2):
A rate equal to the Prime Rate in effect from time to time, plus the Applicable Margin (as defined below), provided that the interest rate in effect on any day shall not be less than 4.75% per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to the Obligations shall change on each date there is a change in the Prime Rate.
As used herein, "Applicable Margin" shall mean 1.00% per annum.
        Successor Index.
    (a) If at any time Lender reasonably believes or reasonably determines that (i) the pre-replacement interest-rate index applicable to the Notes (such pre-replacement index or replacement index, the “Index”) has been or will imminently be discontinued for any reason, (ii) the pre-replacement Index will not adequately and fairly reflect the cost to Lender of maintaining or funding loans based on the pre-replacement Index, (iii) the pre-replacement Index is not widely used as a benchmark Index or is no longer an industry-accepted reference rate for similarly situated loans to the Loans, (iv) adequate and fair means do not exist for Lender to ascertain the pre-replacement Index or the pre-replacement Index is no longer being published by a reliable source reasonably available to and used by Lender, (v) regulatory changes (meaning a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof,
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by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office) make it unlawful or commercially unreasonable for Lender to use the pre-replacement Index as the Index for purposes of determining the interest rate or (vi) the administrator of the pre-replacement Index or a governmental authority having jurisdiction over Lender has made a public statement identifying a specific date after which the pre-replacement Index shall no longer be used for determining interest rates for loans, then Lender shall use reasonable efforts to select a replacement Index that Lender in good faith believes is a practical means of preserving the parties’ intent relative to the economics of the pre-replacement Index.
(b) In the event that Lender determines a replacement Index, which determination shall be conclusive, in order to account for the relationship of the replacement Index to the pre-replacement Index, Lender shall also determine, which determination shall be conclusive, any change necessary to the percentage points (“Margin”) to be added or subtracted to the replacement Index necessary to ensure that the replacement method will measure interest rates in a manner similar to the pre-replacement Index, and for the avoidance of doubt, any such change to the Margin shall not reduce the interest rate in effect as of the date of such Index replacement.
(c) In selecting such replacement Index and Margin, Lender may give due consideration to (i) the recommendation of a replacement Index or Margin adjustment, or method of calculating or determining such replacement Index or Margin by the regulatory entities with jurisdiction over Lender or a committee officially endorsed or convened by the regulatory entities, (ii) any evolving or industry-accepted means for determining an Index and Margin, or method of calculating or determining such Index and Margin, for the replacement of the Index and Margin with the replacement Index and Margin, (iii) the then prevailing market convention for determining an Index rate of interest for commercial loans that are comparable to Lender’s commercial loans at that time, and (iv) a similar rate Index from other sources deemed to be reasonably reliable by and available to Lender.
(d) To the extent a replacement Index and Margin are so designated, the replacement Index and Margin shall be applied in a manner consistent with market practice; and, to the extent such market practice is not administratively feasible for Lender, such replacement Index and Margin shall be applied in a manner as otherwise reasonably determined by Lender.

(e) Reasonably promptly after such determination by Lender, Lender may, by notice to Borrower, amend the Notes (without the need for any action
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or consent by Borrower) (i) to replace the Index with the replacement Index selected, (ii) amend the Margin to be added to the Index, and (iii) state the date upon which the replacement Index and Margin shall be effective.  Upon the operative date, the replacement Index and Margin shall then be deemed the Index and Margin for all purposes of this Note.  To the extent practicable, the interest rate based on the replacement Index plus or subtract the Margin, as it may be adjusted, will be substantially equivalent to the interest rate plus or subtract the Margin previously in effect as of the date of the replacement of the Index and Margin.
(f) Borrower understands that Lender may make loans to other borrowers based on other rates as well.  A different replacement Index and Margin may be selected for different types of loans and transactions.

Borrower acknowledges that the discontinuation of pre-replacement Index is a future event over which neither Lender nor Borrower has influence but which will necessarily affect such Index and Margin.  Borrower acknowledges that the interest rate resulting from replacement Index and Margin will differ from pre-replacement Index and Margin.  Borrower agrees that Lender shall not be liable in any manner for its selection and implementation of a replacement Index and Margin, provided that Lender makes such selection in good faith and implementation consistent with market practice, or if not feasible, as reasonably determined by Lender.

The replacement Index and Margin shall remain in effect from the effective date set forth in such notice until the Maturity Date, unless such an instance occurs where the replacement Index is no longer available, then the same process described in this Section shall apply.

3.FEES (Section 1.4):
Loan Fees: In connection with the Purchase Contract Loans, a loan fee in the amount of $59,500.00, which is due and payable concurrently herewith, and in connection with the Nonformula Loan Facility, a loan fee in the amount of $17,500.00, which is payable concurrently herewith.
Unused Line Fees. In connection with the Purchase Contract Loans, Borrower shall pay to Lender, on a quarterly basis, an unused commitment fee in an amount equal to 0.015 % per annum times the difference of the amount of the Purchase Contract Facility minus the average daily outstanding Purchase Contract Loans during the prior quarter. In connection with the Nonformula Loans, Borrower shall pay to Lender, on a quarterly basis, an
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unused commitment fee in an amount equal to 0.15 % per annum times the difference of the Nonformula Loan Facility minus the average daily outstanding Nonformula Loans during the prior quarter.
4.     ADDITIONAL CONDITIONS TO ADVANCES UNDER PURCHASE CONTRACT FACILITY (Section 1.6):
    In addition to any other term or condition that must be satisfied prior to the making of a Purchase Contract Loan, Borrower shall have furnished the following to Lender, all of which shall be in form and substance satisfactory to Lender:
    (a)    A copy of the Purchase Contract, letter of intent, lease, escrow documents, appraisals and settlement statements;
    (b)    Due diligence with respect to the property that is the basis for the Purchase Contract Loan, including without limitation, appraisals and environmental reports. For appraisals and environmental reports ordered by other lenders, such reports and appraisals shall be accompanied by a FIRREA-compliant letter permitting the transfer/assignment of such appraisal and environmental report to Lender, and such letter shall be in form and substance acceptable to Lender in the form of Exhibit B annexed hereto, or, if such other lender wishes to use its own form of letter, such letter shall be in form and substance satisfactory to Lender and shall include either (x) a signed commitment letter from such other lender or loan documents from such other lender confirming that either such other lender consents to the Contingent Deed of Trust.
    (c)    Proof of general liability insurance which shall be effective as of the date the Borrower acquires the property that is the subject of the Purchase Contract Loan;
    (d)    Lender will verify the Flood Zone status for the property to be acquired with the proceeds of the Purchase Contract Loan, and if such property is in Federal Flood Zone, provide Lender with proof of flood insurance as required by the Flood Disaster Protection Act;
    (e)    Borrower shall have furnished to Lender a compliance certificate, executed by the Chief Financial Officer, certifying that all of the requirements and conditions for the funding of a Purchase Contract Loan have been satisfied; and
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    (e)    Execution, in recordable form, by the Single-Purpose Subsidiary that is the owner of the property that is the subject of the proposed Eligible Purchase Contract, of a deed of trust or mortgage, as applicable, granting to Lender a second priority lien on such property, together with an assignment of rents and such other instruments and documents as Lender may require; provided, however, that Lender will not record such documentation unless and until the applicable Purchase Contract Loan has not been repaid in full within 120 days from the making of such Purchase Contract Loan (a "Purchase Contract Payment Default"); and provided further, that upon the occurrence of a Purchase Contract Payment Default, Lender may, at its option, record any other Contingent Deed of Trust then in its possession.
5.    MATURITY DATE (Section 6.1):
The Purchase Contract Loans Maturity Date shall be March 30, 2023 (the "Purchase Contract Loans Maturity Date").
The Nonformula Loans Maturity Date shall be March 30, 2023 (the "Nonformula Loans Maturity Date").
The Maturity Date shall be the later of the Purchase Contract Loans Maturity Date and the Nonformula Loans Maturity Date (the "Maturity Date").
6.    FINANCIAL COVENANTS (Section 5.1):
All terms used herein and not defined herein shall have the meanings for such terms under GAAP. Borrower shall comply with each of the following covenants:
Fixed Charge Coverage Ratio: Holdings, on a consolidated basis, shall maintain a Fixed Charge Coverage Ratio of equal to or greater than 1.25 to 1.00, calculated on a rolling four quarter basis.
As used herein, "Fixed Charge Coverage Ratio" means for any applicable period, for Holdings on a consolidated basis, Adjusted Free Cash Flow (as defined below) divided by Fixed Charges (as defined below). As used herein, "Adjusted Free Cash Flow" means net profit (loss) plus depreciation and amortization, plus interest expense plus non-cash impairment charges and other non-cash expenses (at the sole discretion of Lender) plus the proceeds of the issuance of common and preferred stock of Holdings minus payments of offering costs, minus repurchase of common stock, minus cash distributions paid to common and preferred
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stockholders, minus payments of tenant improvements. For all quarters in 2020 and the first, second and third quarters of 2021 only, the net proceeds from the sales of real estate shall be included in the calculation of Adjusted Free Cash Flow. As used herein, "Fixed Charges" means scheduled principal payments on mortgage notes, plus cash paid for interest plus cash paid for capital leases plus scheduled principal payments. The calculation of Fixed Charge Coverage Ratio shall not include the proceeds of any partial sales of real property owned by a Single-Purpose Subsidiary or sales of any equity interests in a Single-Purpose Subsidiary.
Minimum REIT Tangible Net Asset Value.     Maintain a Minimum Tangible Net Asset Value at all times of not less than $120,000,000.00, as measured quarterly by a Net Asset Valuation Report from Cushman & Wakefield, or other outside vendor acceptable to Lender, using REIT Tangible Net Asset Value (as defined below). As used herein, "REIT Tangible Net Asset Value" shall equal total gross asset value of properties, plus investment in unconsolidated entities, minus mortgage notes payable, minus the then outstanding principal balance under the Purchase Loan Contract Loans Facility, minus the then outstanding principal balance under the Nonformula Loan Facility. The calculation of Minimum REIT Tangible Net Asset Value shall use values from the Net Asset Valuation Report (as defined below), ranging from "Minimum"(low) to "Base" (median values), inclusive of "Management" values that fall between "Minimum" and "Base". The value to be be used shall be determined by appropriate value for market conditions noted in the Net Asset Valuation Report. Maximum values to be used, in any case, to be "Base".
Maximum Debt to Tangible Gross Asset Value. Maintain a ratio of total mortgage notes payable divided by REIT Tangible Gross Asset Value of not more than 60%, calculated quarterly within 90 days after the end of each quarter, from the Quarterly Net Asset Valuation Report. As used herein, "REIT Tangible Gross Asset Value" shall mean the gross value of Holdings' total assets, excluding goodwill and intangible assets, from the Quarterly Net Asset Valuation Report. As used herein, "Net Asset Valuation Report" shall mean a Net Asset Valuation Report from Cushman & Wakefield, or other outside vendor acceptable to Lender. The calculation of Maximum Debt to Tangible Gross Asset Value shall use values from the Net Asset Valuation Report (as defined below), ranging from "Minimum"(low) to "Base" (median values), inclusive of "Management" values that fall between "Minimum" and "Base". The value to be be used shall be determined by
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appropriate value for market conditions noted in the Net Asset Valuation Report. Maximum values to be used, in any case, to be "Base".
Guarantors' Liquidity: With respect to the Purchased Contract Facility, Borrower shall cause the Wirta Guarantors to maintain a combined aggregate value of their unrestricted and unencumbered cash plus unrestricted and unencumbered readily marketable securities, of at least $11,000,000.00, measured as of the end of each calendar quarter and as calculated by Lender in its Good Faith Business Judgment based upon such Wirta Guarantors' Liquidity Statements (as defined in Section 7 below). This covenant shall be of no further force and effect upon the full repayment of the Initial Advance under the Purchase Contract Facility. Thereafter, Borrower shall cause Guarantor to maintain at all times a combined aggregate value of their unrestricted and unencumbered cash plus unrestricted and unencumbered readily marketable securities, of at least $5,000,000.00, measured as of the end of each calendar quarter and as calculated by Lender in its Good Faith Business Judgment based upon such Wirta Guarantors' Liquidity Statements (as defined in Section 7 below). For purposes of clarity, the parties acknowledge and agree that such unrestricted and unencumbered cash is to be net of any outstanding margin loan balance.
7.    REPORTING. (Section 5.3):
Borrower shall provide Lender with the following, all of which shall be in such form as Lender shall specify:
(i)Annual financial statements of Holdings, on a consolidated basis, as soon as available, and in any event within 60 days following the end of Holding's fiscal year, certified by, and with an unqualified opinion of, Baker Tilly, or other independent certified public accountants reasonably acceptable to Lender (the "Annual Financial Statements");
(ii)Annual budget, within 60 days after the end of each year end, in form and substance satisfactory to Lender;
(iii)Quarterly financial statements of Holdings, on a consolidated basis, as soon as available, and in any event within 45 days after the end of each of Holding's fiscal quarters ("Quarterly Financial Statements");
(iv)Each of the Quarterly Financial Statements shall be accompanied by compliance certificates ("Compliance Certificates"), in such form as Lender shall reasonably specify, signed by the Chief Financial Officer of
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Holdings, certifying that as of the end of such period and the date of such Certificate Borrower was in full compliance with all of the terms and conditions of the Loan Agreement, and no Default or Event of Default had occurred, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Lender shall request in its Good Faith Business Judgment, which shall include, without limitation, notice of any litigation, liens, judgments and uses of permitted indebtedness, and further include, without limitation, minimum estimated distributions to stockholders required to maintain REIT tax status;
(v)A portfolio status report (including without limitation, the status of the REIT portfolios, and debt schedules), in form and substance acceptable to Lender (a "Portfolio Status Report"), from Holdings as soon as available, and in any event within 45 days after the end of each of Holding's fiscal quarters;
(vi)A report of any REIT Portfolio Debt Default, within three (3) Business Days after Borrower first having knowledge of its occurrence;
(vii)Within 30 days of the filing thereof, copies of Borrower's signed federal income tax returns with all schedules and attachments thereto; Promptly upon receipt, each management letter prepared by Borrower's independent certified public accounting firm regarding Borrower's management control systems;
(h)    Such budgets, sales projections, operating plans or other financial information as Lender may reasonably request from time to time;
(i)    Within 90 days of each quarter end, a Net Asset Valuation Report, prepared by Cushman & Wakefield, or other outside vendor acceptable to Lender;
(j)    Within 30 days of each month end, a report of monthly equity sales and equity redemptions, on a rolling 18 month basis; and
(k)    For all Guarantors: (a) annual personal financial statements in form and substance acceptable to Lender within 60 days after the end of each calendar year, (b) such asset verifications as Lender shall from time to time request (e.g., liquidity and/or brokerage statements), in form and substance acceptable to Lender ("Liquidity Statements"), within 30 days after the end of each calendar quarter, and (c) copies of their federal tax returns (including any Schedule K-ls and all other schedules), within 30 days after the earlier of the date they are filed or the date they are due (after giving effect to any proper filing deadline extension actually received, a copy of which is provided to Lender).
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8.    BORROWER INFORMATION:
Borrower represents and warrants to Lender as follows:
(1)Prior Names and Styles. Further to Section 3.2 of the Loan Agreement, the following are all of Borrower's prior names, and existing and prior trade names, within the last five years: Holdings has prior names of RW Holdings NNN REIT, Inc., Rich Uncles REIT, Inc. and Rich Uncles Real Estate Investment Trust, Inc. and a fictitious business name of Rich Uncles NNN REIT, Inc.
(2)Place of Business. Further to Section 3.3 of the Loan Agreement, in addition to Borrower's address set forth in the heading to the Loan Agreement, Borrower only has the following places of business as of the date hereof: 130 Newport Center Drive, Suite 240, Newport Beach CA 92660.
(3)Deposit Accounts. Further to Section 3.4(b) of the Loan Agreement, all of Borrower's Deposit Accounts as of the date hereof are maintained with Lender.
(4)Certain Licenses and Agreements. Further to Section 3.4(e) of the Loan Agreement, LLC is not a party to, nor is it bound by, any license or other agreement that is important for the conduct of Borrower's business and that prohibits or otherwise restricts LLC from granting a security interest in its interest in such license or agreement or any other property important for the conduct of Borrower's business, except: None.
(5)Commercial Tort Claims. LLC does not have any interest in any "commercial tort claims" (as defined in the Code) except: None.
9.    ADDITIONAL PROVISIONS
        (a)    Deposit Accounts; Automatic Payments. Concurrently herewith, Borrower shall transfer all of its Deposit Accounts (except for payroll-specific accounts previously approved by Lender) and investment accounts to Lender, and at all times thereafter Borrower shall maintain the foregoing with Lender. Borrower shall (and hereby does) authorize Lender to initiate Automated Clearing House ("ACH") loan payment transactions and Borrower shall sign documentation prior to or in conjunction with disbursement of Loans hereunder which will authorize Lender's initiation of ACH debit entries from its operating account to cover all amounts due under this Agreement. Borrower hereby authorizes Lender to charge any Deposit Account or other account of Borrower, for the amount of any payment due or past due hereunder or under any Loan Document, for the full amount thereof. Should there be insufficient funds in any such
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account to pay all sum when due, the full amount of such deficiency shall be immediately due and payable in cash by Borrower.
        (b)    Guaranties. Concurrently herewith, Borrower shall cause each of the Wirta Guarantors to execute and deliver to Lender a Limited Payment Guaranty with respect to the Purchased Contract Facility and a separate Payment Guaranty with respect to the Nonformula Loans Facility, on Lender's form thereof, and certifications of trust or other evidence of authority with respect to the execution and delivery of such Guaranties. Throughout the term of the Loan Agreement, Borrower shall cause such Guaranties to continue in full force and effect.
        (c)    Foreign Assets. Borrower represents and warrants that it does not have, and covenants that, during the term of the Loan Agreement, it will not have, any assets located outside the United States.
        (d)    Consent to Loan Participation. Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in any Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower's obligation under the Loans irrespective of the failure or insolvency of any holder of any interest in any Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

[Signatures on following pages]

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MODIV INC.,
a Maryland corporation

By: /s/RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

MODIV OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By: MODIV INC.,
Its General Partner

    By: /s/RAYMOND J. PACINI
    Name: Raymond J. Pacini
    Title: Chief Financial Officer

MODIV, LLC,
a Delaware limited liability company

By: MODIV OPERATING PARTNERSHIP, LP,
a Delaware limited partnership
Its Sole Member

    By: MODIV INC.,
     a Maryland corporation
     Its General Partner

        By: /s/RAYMOND J. PACINI
        Name: Raymond J. Pacini
        Title: Chief Financial Officer

[Signatures continue on following page]

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BANC OF CALIFORNIA, NATIONAL ASSOCIATION

By: /s/ ROSS MACDONALD
Name: Ross Macdonald
Title: Senior Vice President

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EXHIBIT "C" to SCHEDULE
(Advance Requirements Checklist)
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